UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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INFOSPACE, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INFOSPACE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 31, 2012

TO THE STOCKHOLDERS:

Notice is hereby given that the annual meeting of stockholders of InfoSpace, Inc. (“InfoSpace” or the “Company”), a Delaware corporation, will be held on May 31, 2012, at 2:00 p.m., local time, at the principal executive offices of InfoSpace, Inc., located at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, for the following purposes:

1.	To elect the two Class I directors nominated by the Board of Directors of the Company to serve for three-year terms;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2012;

3.	To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement;

4.	To approve an amendment to the Company’s Restated Certificate of Incorporation to change the Company’s name to Blucora, Inc.;

5.	To approve an amendment to the Company’s Restated Certificate of Incorporation to eliminate the old common stock from the Company’s authorized capital stock; and

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

The Board of Directors has fixed the close of business on April 2, 2012, as the record date for the determination of stockholders entitled to notice of this meeting and the right to vote.

All stockholders are cordially invited to attend the meeting in person. However, to save us the expense of additional solicitation, you are urged to vote online, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction card as promptly as possible. For specific instructions regarding voting online, by telephone, or by mail, please see the enclosed proxy card or voting instruction card. Any stockholder attending the meeting may vote in person even if the stockholder has previously returned a proxy. Please see “Information Concerning Proxy Solicitation and Voting – Questions and Answers” in the Proxy Statement for more details on voting in person at the meeting.

By Order of the Board of Directors,

Linda Schoemaker

General Counsel and Secretary

Bellevue, Washington

April 25, 2012

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING,

PLEASE VOTE ONLINE, BY TELEPHONE, OR SIGN, DATE, AND RETURN THE

ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE OR VOTE IN ACCORDANCE

WITH THE INSTRUCTIONS SET FORTH ON THE ENCLOSED VOTING INSTRUCTION CARD.

1

INFOSPACE, INC.

PROXY STATEMENT FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING PROXY SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for the 2012 annual meeting of stockholders and any adjournment or postponement of such meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The annual meeting will be held on May 31, 2012, at 2:00 p.m., local time, at our principal executive offices, located at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004. All proxies are solicited for the purposes set forth herein and in the notice of annual meeting of stockholders that accompanies this Proxy Statement. Voting materials, which include the Proxy Statement, form of proxy, and Annual Report on Form 10-K for the year ended December 31, 2011, will be sent or otherwise distributed on or about April 25, 2012 to Stockholders of Record (as defined below).

Important Notice Regarding the Availability of Proxy Materials for Stockholders Meeting to be Held on May 31, 2012

This Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2011 are also available at www.proxyvote.com.

Stockholders of Record and beneficial owners may access the form of proxy on the Internet by following the instructions on the proxy card or voting instruction card. Please note that you will not be required to provide any personal information, other than the identification number provided on the proxy card or voting instruction card, to execute a proxy.

This solicitation of proxies is made on behalf of InfoSpace, and we will pay for all related costs. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers, and regular employees, without additional compensation, personally or by telephone.

We do not expect any matters not listed in the Proxy Statement to come before the annual meeting. For Stockholders of Record, if any other matter is presented, your signed proxy card or submission of your proxy by telephone or via the Internet gives the individuals named as proxy holders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If any other matters come before the meeting, it is the intention of the persons named in the accompanying proxy card to vote the shares they represent as the Board of Directors may recommend.

Important Note Regarding Discretionary Voting by Brokers

If you hold your shares in a brokerage or bank account in your broker’s or bank’s name (this is called “Street Name”), it is critical that you instruct your broker or bank to cast your vote if you want it to count in the election of directors (Proposal One), in the advisory vote to approve the compensation of the officers discussed in the “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers” sections below (the “Named Executive Officers”) (Proposal Three), on the approval of an amendment to the Company’s Restated Certificate of Incorporation to change the Company’s name to Blucora, Inc. (Proposal Four), or on the approval of an amendment to the Company’s Restated Certificate of Incorporation to eliminate the old common stock from the Company’s authorized capital stock (Proposal Five). Due to regulatory changes in recent years, no votes will be cast on your behalf on these proposals if you hold your shares in Street Name and you do not instruct your bank or broker how to vote. In such a case, your shares will be considered “broker non-votes” with regard to such proposals because the broker or bank will not have discretionary authority to vote such shares.

Questions and Answers

Q:	Who is entitled to vote?

A:	All stockholders who owned InfoSpace common stock at the close of business on the record date of April 2, 2012 (“Stockholders of Record”) are entitled to receive notice of the annual meeting and to vote the shares they own as of the record date. Each stockholder is entitled to one vote for each share of common stock held on all matters properly brought before the meeting to be voted on.

39,901,012 shares of our common stock were outstanding and entitled to vote on April 2, 2012. Shares of our common stock were held of record by 460 stockholders on the record date. If, as of the record date, your shares were registered directly in your name with the Company’s transfer agent, Computershare Shareowner Services, you are considered the Stockholder of Record with respect to those shares. The number of holders of record does not include beneficial owners of our common stock who hold their shares through brokers, banks, or other holders of record.

Q:	How many votes do you need at the meeting to transact business?

A:	A majority of InfoSpace’s outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares that are voted on any matter or voted “abstain”, as well as broker non-votes (defined below), will be considered present at the meeting for purposes of establishing a quorum.

Q:	What proposals will be voted on at the meeting?

A:	There are five proposals scheduled to be voted on at the meeting:

Proposal One: Election of the two Class I directors nominated by the Board of Directors of the Company to serve for three-year terms;

Proposal Two: Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012;

Proposal Three: Approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement;

Proposal Four: Approval of an amendment to the Company’s Restated Certificate of Incorporation to change the Company’s name to Blucora, Inc.; and

Proposal Five: Approval of an amendment to the Company’s Restated Certificate of Incorporation to eliminate the old common stock from the Company’s authorized capital stock.

Q:	What are the voting options for each proposal?

A:	In the election of the directors (Proposal One), you may vote “FOR” each of the nominees or your vote may be “WITHHELD” with respect to any nominee. On the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal Two), on the approval of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement (Proposal Three), on the approval of an amendment to the Company’s Restated Certificate of Incorporation to change the Company’s name to Blucora, Inc. (Proposal Four), and on the approval of an amendment to the Company’s Restated Certificate of Incorporation to eliminate the old common stock from the Company’s authorized capital stock (Proposal Five) you may vote “FOR,” “AGAINST,” or “ABSTAIN.”

Q:	What are the Company’s voting recommendations?

A:	Our Board of Directors recommends that you vote your shares “FOR” each nominee to the Board of Directors listed in this Proxy Statement, “FOR” the ratification of Ernst & Young LLP as InfoSpace’s independent registered public accounting firm, “FOR” the approval of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement, “FOR” the approval of an amendment to the Company’s Restated Certificate of Incorporation to change the Company’s name to Blucora, Inc., and “FOR” the approval of an amendment to the Company’s Restated Certificate of Incorporation to eliminate the old common stock from the Company’s authorized capital stock.

Q:	What is the voting requirement to approve each of the proposals?

A:	For the election of directors (Proposal One), the two Class I nominees of the Board of Directors of the Company who receive the greatest number of “FOR” votes from shares present and entitled to vote at the meeting will be elected. Withheld votes and broker non-votes will have no effect on the outcome of the election.

The proposed ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal Two) requires the affirmative “FOR” vote of a majority of the shares voted at the meeting and entitled to vote with respect to such proposal in order for it to be approved. Abstentions will have the same effect as a vote “AGAINST” Proposal Two.

The approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement, (Proposal Three) requires the affirmative “FOR” vote of a majority of the shares cast at the meeting and entitled to vote with respect to such proposal in order for it to be approved. Abstentions will have the same effect as a vote “AGAINST” Proposal Three. Broker non-votes will have no effect on the outcome of the vote.

The approval of an amendment to the Company’s Restated Certificate of Incorporation to change the Company’s name to Blucora, Inc. (Proposal Four) requires the affirmative “FOR” vote of a majority of the shares of common stock outstanding as of the record date in order for it to be approved. Accordingly, abstentions and broker non-votes have the same effect as a vote “AGAINST” Proposal Four.

The approval of an amendment to the Company’s Restated Certificate of Incorporation to eliminate the old common stock from the Company’s authorized capital stock (Proposal Five) requires the affirmative “FOR” vote of a majority of the shares of common stock outstanding as of the record date in order for it to be approved. Accordingly, abstentions and broker non-votes have the same effect as a vote “AGAINST” Proposal Five.

Q:	What if I do not vote for some of the items listed on my proxy card or voting instruction card?

A:	If you provide specific voting instructions, your shares will be voted as you have instructed. If you are a Stockholder of Record, execute the proxy card, and do not provide voting instructions on certain matters, your shares will be voted in accordance with the Board’s recommendations. If you hold your shares in street name and do not provide voting instructions, your broker or bank will have discretionary authority to vote such shares ONLY on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal Two) and your shares will not be counted on any of the other proposals.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a Stockholder of Record or beneficially through a broker, bank, or other nominee, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held through a broker, bank, or other nominee, by submitting voting instructions to your broker, bank, or other nominee. In most cases, you will be able to do this by telephone, via the Internet, or by mail. For Stockholders of Record, please refer to the summary instructions included on your proxy card. For shares held through a broker, bank, or other nominee, please refer to the voting instruction card that will be provided by your broker, bank, or other nominee.

If your shares are registered under different names, or if they are in more than one account, you may receive more than one proxy card or voting instruction card. Please follow the instructions on each proxy card or voting instruction card to ensure that all of your shares are represented at the meeting. Please sign each proxy card exactly as your name or names appear on the proxy card. For joint accounts, each owner should sign the proxy card. When signing as executor, administrator, attorney, trustee, or guardian, etc., please print your full title on the proxy card.

BY TELEPHONE OR THE INTERNET – If you have telephone or Internet access, you may submit your vote by following the instructions on the proxy card or voting instruction card.

BY MAIL – You may submit your proxy by mail by signing your proxy card or, for shares held through a broker, bank, or other nominee, by following the voting instruction card included by your broker, bank, or other nominee and mailing it in the enclosed, postage-paid envelope.

Q:	How may I vote my shares in person at the meeting?

A:	Shares held directly in your name as the Stockholder of Record may be voted in person at the meeting. If you hold your shares through a bank, broker, or other holder of record, and you wish to vote at the meeting, you must present a legal proxy from your broker or other holder of record in order to vote at the meeting. If you choose to attend the meeting, please bring proof of identification for entrance to the meeting. If you hold your shares through a bank, broker, or other holder of record, please also bring your proof of ownership, such as a brokerage statement. Even if you currently plan to attend the annual meeting, we recommend that you submit your proxy card or voting instruction card as described above so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I change my vote?

A:	You may change your vote at any time before the final vote at the meeting.

If you are a Stockholder of Record, you may change your vote by signing and submitting a new proxy card with a later date, voting by telephone or via the Internet as instructed above (only your latest telephone or Internet proxy is counted), or by attending the meeting and voting in person (as described above). Attending the meeting will not revoke your proxy unless you specifically request it.

If you hold your shares through a broker, bank, or other nominee, you should contact your broker, bank, or other nominee prior to the time such voting instructions are exercised.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in a Current Report on Form 8-K within four business days of the end of the meeting, which will be filed with the Securities and Exchange Commission and will also be available at www.infospaceinc.com. If final results are not available within four business days of the end of the meeting, preliminary results will be published in a Current Report on Form 8-K at that time, and the final results will be published in an amended Current Report on Form 8-K/A when they are available.

Q:	Is a list of registered stockholders available?

A:	The Company’s list of stockholders as of April 2, 2012, will be available for inspection for 10 days prior to the 2012 annual meeting and at the annual meeting for any purpose reasonably relevant to the meeting. If you want to inspect the stockholder list, please call the office of the General Counsel at (425) 201-6100 to schedule an appointment.

“Householding” of Proxy Materials

We have adopted a procedure approved by the U.S. Securities and Exchange Commission called “householding.” Under this procedure, Stockholders of Record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one set of our proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. We believe this will provide greater convenience for our stockholders, as well as cost savings for us by reducing the number of duplicate documents that are mailed.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding, but you and other Stockholders of Record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of our Annual Report on Form 10-K for the year ended December 31, 2011, or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above.

Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Effective as of the 2012 annual meeting of stockholders, the Board of Directors has set the size of the Board at eight members, with members in each class serving staggered three-year terms. A director serves in office until his or her respective successor is duly elected and qualified unless the director resigns or by reason of death or other cause is unable to serve in the capacity of director. If a director resigns before the end of his or her term, the Board of Directors may appoint a director to fill the remainder of that term or leave the position vacant. Stockholder election of directors may only take place at the annual meeting at which the three-year term of that director would expire or at a special meeting of stockholders called for such purpose.

Nominees for Directors

Two Class I directors are nominated for election at the annual meeting for three-year terms ending in 2015. The Board of Directors has nominated John Cunningham and William Ruckelshaus for re-election as Class I directors. For further information on the director nominees, see “Information Regarding the Board of Directors and Committees” below. For further information on the process of director nominations and criteria for selection of director nominees, see “Director Nomination Process” below.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the two nominees listed in this Proxy Statement. Each of the director nominees have consented to be named in this Proxy Statement and agreed to continue to serve as a director if elected by stockholders. In the event that either of these nominees to the Board of Directors is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for a nominee who may be designated by the present Board of Directors to fill the vacancy. It is not expected that either of the nominees will be unable or will decline to serve as a director. Alternatively, the Board of Directors may reduce the size of the Board of Directors or maintain such vacancy.

If a quorum is present, the two Class I nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not otherwise have an effect on the outcome of the vote. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement and on the proxy card or the voting instruction card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES

NAMED HEREIN

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR 2012

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012, and recommends that stockholders vote “FOR” ratification of this appointment. Although stockholder approval of this appointment is not required by law and is not binding on the Company, the Audit Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future. Even if you ratify the appointment of Ernst & Young LLP, the Audit Committee may in its sole discretion terminate such engagement and direct the appointment of another independent registered public accounting firm at any time during the year, although it has no current intention to do so.

Ernst & Young LLP, was appointed by the Audit Committee in March 2012 and replaces the Company’s previous independent registered public accounting firm, Deloitte & Touche LLP (for further detail on Ernst & Young LLP and Deloitte & Touche LLP, see “Engagement of Ernst & Young and Dismissal of Deloitte & Touche” below). Representatives of Ernst & Young LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. We do not expect representatives of Deloitte & Touche LLP to be present at the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

PROPOSAL THREE

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act, the Company is providing stockholders with an advisory (non-binding) vote to approve the compensation programs for our Named Executive Officers. Accordingly, you may vote on the following resolution at the 2012 annual meeting of stockholders:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers of InfoSpace, Inc., as disclosed in the Company’s Proxy Statement for the 2012 annual meeting of stockholders, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the Proxy Statement.”

This vote is nonbinding. The Board of Directors and the Compensation Committee expect to consider the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

The compensation of the Named Executive Officers is described in detail under “Compensation Discussion and Analysis.” Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure. The Company holds advisory votes on Named Executive Officer compensation on an annual basis, and the next such vote will be at the 2013 annual meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES, AND THE RELATED NARRATIVE DISCLOSURE

PROPOSAL FOUR

AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY’S NAME BLUCORA, INC.

In March 2012, the Board of Directors adopted a resolution approving an amendment to the Company’s Restated Certificate of Incorporation to change the name of the Company from InfoSpace, Inc. to Blucora, Inc. and recommending that the name change amendment be submitted to stockholders for approval.

Reasons for the name change

The name change is intended to reflect the evolution of the Company into the owner of multiple technology businesses and to distinguish between the parent company and its individual business units. The name Blucora, Inc. was selected as an extensible corporate brand that encompasses the Company’s current operations and can provide a platform for future opportunities. The Company’s existing business operations will retain their current branding, including the InfoSpace search business and the TaxACT tax preparation service.

Effects of the name change

If the name change amendment is approved by stockholders, the name change will be effective when the amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware. The Company has reserved the NASDAQ stock symbol “BCOR.” If the name change amendment is approved, the Company intends to request that its common stock be listed on the NASDAQ and trade under this new stock symbol, rather than under the current “INSP” symbol.

If the name change amendment is approved by stockholders, Article 1 of the Company’s Restated Certificate of Incorporation will be amended to read in its entirety as follows:

ARTICLE 1. NAME

The name of the corporation is Blucora, Inc.

If the name change becomes effective, the rights of stockholders holding certificated shares under currently outstanding stock certificates and the number of shares represented by those certificates will remain unchanged. The name change will not affect the validity or transferability of any currently outstanding stock certificates nor will it be necessary for stockholders with certificated shares to surrender or exchange any stock certificates they currently hold as a result of the name change. Uncertificated shares currently held in direct registration accounts and any new stock certificates that are issued after the name change becomes effective will bear the name “Blucora, Inc.” Approval of this Proposal Four requires the affirmative vote of a majority of the shares of common stock outstanding as of the record date. Any abstentions or broker non-votes will have the same effect as a vote against this Proposal Four.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF INCOSPACE, INC. TO CHANGE THE COMPANY’S NAME TO BLUCORA, INC.

PROPOSAL FIVE

AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE OLD COMMON STOCK FROM THE COMPANY’S AUTHORIZED CAPITAL STOCK

At the Company’s 2009 annual meeting of stockholders, upon the recommendation of the Board of Directors, the stockholders approved an amendment to our Certificate of Incorporation that, among other things, created a new class of common stock (the “New Common Stock”) and converted each share of our original common stock (the “Old Common Stock”) into ownership of New Common Stock on a one-to-one basis. After that conversion occurred, the Old Common Stock remained authorized, but there were no shares outstanding. The Company does not need the Old Common Stock and there are no holders of the Old Common Stock, and thus, as a matter of corporate housekeeping, the Company is requesting that the stockholders approve an amendment to Section 4.1 of the Restated Certificate of Incorporation to remove the authorization of, and all reference to, the Old Common Stock, leaving the New Common Stock as the only authorized class of common stock.

In March 2012, the Board adopted a resolution approving an amendment to Section 4.1 of the Company’s Restated Certificate of Incorporation to eliminate the Old Common Stock from the Company’s authorized capital stock and recommending that the amendment set forth in this Proposal Five be submitted to stockholders for approval. If this amendment is approved by stockholders, the amendment will be effective when the amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

The first sentence of Section 4.1 of the Company’s Restated Certificate of Incorporation currently reads in its entirety as follows:

The total authorized stock of the Corporation shall consist of three classes: (i) 900,000,000 shares of existing Common Stock having a par value of $0.0001 per share (“Old Common Stock”); (ii) 900,000,000 shares of Common Stock having a par value of $0.0001 per share (“Common Stock”); and (iii) 15,000,000 shares of Preferred Stock having a par value of $0.0001 per share (“Preferred Stock”).

If this Proposal Five is approved by the stockholders, the first sentence of Section 4.1 of the Company’s Restated Certificate of Incorporation will be amended to read in its entirety as follows:

The total authorized stock of the Corporation shall consist of two classes: (i) 900,000,000 shares of Common Stock having a par value of $0.0001 per share (“Common Stock”) and (ii) 15,000,000 shares of Preferred Stock having a par value of $0.0001 per share (“Preferred Stock”).

If this amendment becomes effective, the rights of stockholders who hold shares of our Common Stock will remain unchanged. The amendment will not effect a reclassification of or other modification to the shares of common stock currently outstanding. Approval of this Proposal Five requires the affirmative vote of a majority of the shares of Common Stock outstanding as of the record date. Any abstentions or broker non-votes will have the same effect as a vote against this Proposal Five.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE OLD COMMON STOCK FROM THE COMPANY’S AUTHORIZED CAPITAL STOCK

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

The “Director Nominees” and “Continuing Directors” sections below set forth the business experience during at least the past five years for each nominee and each of the directors whose term of office will continue after the 2012 annual meeting of stockholders. In addition, these sections include a brief discussion of the specific experience, qualifications, attributes, and skills that led to the conclusion that each of the directors and nominees should continue to serve on the Board of Directors at this time. The Board of Directors nominates candidates for election after receiving recommendations from the Nominating and Governance Committee, which bases its recommendations on the criteria set forth in our Director Nomination Policy, as described below under “Director Nomination Process.” The Board of Directors believes that the directors and nominees have an appropriate balance of knowledge, experience, attributes, skills, and expertise as a whole to ensure the Board of Directors appropriately satisfies its oversight responsibilities and acts in the best interests of stockholders.

Director Nominees

Class I – Terms expiring in 2012

The names of our Class I directors, whose terms expire in 2012, and certain information about them are set forth below:

Name of Director	Age	Positions with InfoSpace	Director Since
John E. Cunningham, IV	54	Chairman	1998
William J. Ruckelshaus	47	President and Chief Executive Officer	2007

John E. Cunningham, IV has served as a director of InfoSpace since July 1998 and as the Chairman of the Board of Directors since January 2011. Mr. Cunningham also served as Lead Independent Director of InfoSpace from February 2010 through December 2010. Mr. Cunningham has been a general partner of Clear Fir Partners, L.P., a venture capital investment partnership, since February 1998. Previously, he served as Chief Executive Officer of RealCom Office Communications Inc., a national telecom services company. From July 2006 to June 2008, he served as a board member of Citel Technologies, Inc., a telecommunications company, and also served as its non-executive Chairman from January 2004 to July 2006. Currently, Mr. Cunningham serves as a board member of AudienceScience, Inc. and Qliance, Inc. and as an advisor to Petra Growth Fund II.

Relevant Qualifications and Experience:    Mr. Cunningham has extensive experience in, and a significant knowledge of, the technology industry from his work with various technology companies as an executive, investor, advisor, and director. Mr. Cunningham also has significant experience with InfoSpace gained through 14 years as a director. The Board believes that Mr. Cunningham’s extensive experience as a venture capitalist in multiple industries, as an executive, and as a board member and advisor to public and private companies and non-profit organizations provides insight and guidance that assists the Board in its oversight obligations and makes him a valued advisor to the Board and management.

William J. Ruckelshaus has served as a director of InfoSpace since May 2007. Mr. Ruckelshaus has also served as President and Chief Executive Officer of InfoSpace since November 2010. Prior to his appointment as President and Chief Executive Officer of InfoSpace, Mr. Ruckelshaus served as Chief Financial Officer of AudienceScience, Inc. (formerly known as RevenueScience, Inc.), a digital advertising, technology, and services company, from May 2006 to November 2010. Mr. Ruckelshaus also served as Chief Operating Officer of AudienceScience for two years. From July 2002 to April 2006, he served as Senior Vice President, Corporate Development at Expedia, Inc., an online travel agency, where he oversaw Expedia’s mergers and acquisitions and led the corporate strategic planning effort.

Relevant Qualifications and Experience:    Mr. Ruckelshaus has relevant experience as an executive in the technology industry and a strong background in finance, strategy, and mergers and acquisitions. Mr. Ruckelshaus also has significant familiarity with InfoSpace as the Company’s President and Chief Executive Officer. His day-to-day leadership of the Company gives him critical insights into the Company’s operations, strategy, and competition, and allows him to facilitate the Board’s ability to perform its critical oversight function. The Board believes that Mr. Ruckelshaus’s experience as an executive and director provides him with insight into the Board’s oversight role, and that as the Company’s President and Chief Executive Officer, Mr. Ruckelshaus plays an important role in the Board’s processes.

Continuing Directors

Class II – Terms expiring in 2013

The names of the nominees of the Board of Directors and certain information about them are set forth below:

Name of Director	Age	Positions with InfoSpace	Director Since
Richard D. Hearney	72	Director	2001
Steven W. Hooper	59	Director	2011
James F. Voelker	61	Director	2002

Richard D. Hearney has served as a director of InfoSpace since September 2001. General Hearney is a retired United States Marine Corps four-star general who served as the Assistant Commandant of the United States Marine Corps from 1994 to 1996. In 2002, General Hearney founded RDM Strategies, Inc., and he currently serves on its board of advisors. General Hearney served as President and Chief Executive Officer of Business Executives for National Security, an organization focusing on national security policy, from December 2000 to April 2002. From 1996 to 1999, General Hearney was an executive with McDonnell Douglas Corporation, and then its acquirer, the Boeing Company. General Hearney currently serves on the boards of a number of private technology companies and defense contractors.

Relevant Qualifications and Experience:    General Hearney has extensive experience in leadership and management gained through his military service and his subsequent business ventures, as well as significant familiarity with InfoSpace as a director of the Company for the past 11 years. The Board believes that General Hearney’s extensive leadership and management experience, both in the military and in business, makes him a valuable contributor to the Board and provides him with insight and knowledge relevant to the Board’s oversight obligations.

Steven W. Hooper was appointed to the Board of Directors of InfoSpace on April 11, 2011. Mr. Hooper is a founding partner of Ignition Partners, a venture capital firm, where he has invested in telecommunications and wireless companies since Ignition’s founding in March 2000. From 1999 to 2000, Mr. Hooper served as Chairman and Chief Executive Officer of Nextlink Communications, Inc. From 1998 to 1999, Mr. Hooper served as Chief Executive Officer of Teledesic LLC. From 1994 to 1997, Mr. Hooper served as CEO of AT&T Wireless Services, Inc. Prior to joining AT&T Wireless, Mr. Hooper was an executive with McCaw Cellular Communications, Inc., where he, among other roles, served as CEO for a variety of McCaw-affiliated companies. In addition, Mr. Hooper represents Ignition Partners as a director on the boards of a number of privately-held companies in which Ignition has invested and served as a trustee of Seattle University from 1995 to 2009.

Relevant Qualifications and Experience:    Mr. Hooper has extensive experience as a business leader in the technology industry. He has served in management and as a director for numerous technology companies, and brings to the InfoSpace Board of Directors extensive experience, knowledge, and connections that the Board believes will provide valuable assistance to the Company as it pursues strategic opportunities in the technology industry.

James F. Voelker has served as a director since July 2002. He also served as our Chairman of the Board from December 2002 through December 2010, as Chief Executive Officer from December 2002 to February 2009, and as President from December 2002 to April 2003 and from December 2005 to February 2009. Mr. Voelker previously served as President and a director of NEXTLINK Communications, Inc. (now XO Communications, Inc.), a broadband communications company, and as a director of Comdisco Electronics Group, Inc. and 360Networks, Inc.

Relevant Qualifications and Experience:    Mr. Voelker has extensive experience and expertise in management, board service, and the technology industry as an executive and director, as well as significant familiarity with InfoSpace as the Company’s former President, Chief Executive Officer, and Chairman and as a director for the past 10 years. The Board believes that Mr. Voelker’s extensive experience as an executive and a director, including his experience as a former Chief Executive Officer and Chairman of the Company, provides insight and guidance that assists the Board in its oversight and strategy roles.

Class III – Terms expiring in 2014

The names of our Class III directors, whose terms expire in 2014, and certain information about them are set forth below:

Name of Director	Age	Positions with InfoSpace	Director Since
Jules Haimovitz	61	Director	2005
Elizabeth J. Huebner	54	Director	2009
Andrew M. Snyder	41	Director	2011

Jules Haimovitz has served as a director of InfoSpace since October 2005. Since July 2007, he has served as President of Haimovitz Consulting, a media consulting firm. From July 2002 to July 2007, Mr. Haimovitz served as Vice Chairman and Managing Partner of Dick Clark Productions, Inc., a producer of programming for television, cable networks, and syndicators. From June 1999 to July 2004, Mr. Haimovitz served in various capacities at Metro Goldwyn Mayer Inc., including President of MGM Networks Inc., Executive Consultant to the CEO, and Chair of the Library Task Force. Mr. Haimovitz’s career has also included experience as a director and CEO of VJN, Inc., executive and director at Spelling Entertainment, Inc., executive at King World Productions and Viacom, Inc., and director of Orion Pictures Corporation and Onstage Entertainment. Mr. Haimovitz served as a director of Imclone, Inc. from May 2007 to November 2008, where he served as Chair of the Audit Committee and Chair of the special committee formed to oversee the sale of Imclone. Mr. Haimovitz also served on the Board of Directors of Blockbuster, Inc. from May 2006 to April 2011. Mr. Haimovitz has been a director at Dial Global (previously Westwood One, Inc.) since November 2011, where he serves as the Chair of the Audit Committee.

Relevant Qualifications and Experience:    Mr. Haimovitz has a strong background in the management of private and publicly traded companies, particularly companies in the consumer and media space, both as an executive and a director. He also has extensive experience in mergers and acquisitions of both public and private companies. In addition, the Board of Directors has determined that he is qualified as an “Audit Committee Financial Expert” under the SEC’s rules, and that expertise assists the Board in complying with its Audit Committee membership requirements and also enables him to provide significant insight on public accounting and financial statement matters. The Board believes that Mr. Haimovitz’s extensive management and board experience, knowledge of and experience with mergers and acquisitions, and financial expertise provides insight and guidance that assists the Board in its oversight and strategy roles.

Elizabeth J. Huebner has served as a director of InfoSpace since May 2009. Ms. Huebner retired from a 26-year career in the finance sector in 2006. Prior to retiring, Ms. Huebner was Chief Financial Officer from 2000 to 2006 at Getty Images, Inc., a provider of visual content and rights services. Prior to her service as Chief Financial Officer of Getty Images, Ms. Huebner was Chief Financial Officer of Primus Knowledge Solutions, Inc.

Relevant Qualifications and Experience:    Ms. Huebner has significant experience as an executive in the technology industry, and a strong background in finance and accounting. The Board of Directors has determined that she is qualified as an “Audit Committee Financial Expert” under the SEC’s rules, and that expertise assists the Board in complying with its Audit Committee membership requirements and also enables her to provide significant insight on public accounting and financial statement matters. The Board believes that Ms. Huebner’s experience in management and finance provides insight and guidance that assists the Board in its oversight, financial review, and risk management obligations.

Andrew M. Snyder has served as a director of InfoSpace, Inc. since August 2011. Mr. Snyder is CEO of Cambridge Information Group, Inc. (“CIG”) and Chairman of CIG’s subsidiaries, ProQuest LLC, R. R. Bowker LLC, and Navtech, Inc. In connection with the CIG Agreements, discussed in more detail below under “Related Person Transactions in 2011 and 2012, “ Mr. Snyder was elected to fill an existing vacancy on the Board of Directors. Mr. Snyder also served on the Board of Directors of Navtech when it was an independent, publicly-held company, beginning in November 2005 and continuing through its merger with a CIG subsidiary in November 2007. Mr. Snyder has been employed by CIG since 2003 and has served as President or CEO since 2004. Prior to joining CIG, Mr. Snyder worked for the Goldman Sachs Group, most recently as Vice President in the Principal Investment Area, where he focused on traditional media, technology, and services investing for the firm’s investment fund. Mr. Snyder is a graduate of the Wharton School at the University of Pennsylvania and the Georgetown University Law Center. He currently serves on the Board of The Association of American Publishers, the Board of Overseers of Penn Libraries, and the New Leaders Steering Committee of the New York Presbyterian Hospital.

Relevant Qualifications and Experience:    Mr. Snyder was added to the Board of Directors in August 2011 after a process in which the Board attempted to identify a candidate that could both provide stockholder perspective through owning or representing a significant holding of Company shares and provide assistance with the Company’s primary goal of making a large acquisition. The Board met both of these objectives by adding Mr. Snyder to the Board. Mr. Snyder has significant experience in the management and oversight of technology companies and a strong background in mergers and acquisitions. His expertise and experience makes him an important resource for the Company, the Board, and the Mergers and Acquisitions Committee (which he chairs) in identifying, acquiring, and integrating acquisition targets in the technology space. In addition, Mr. Snyder and CIG hold a significant amount of the Company’s shares, and he provides the board valuable insight into the perspectives of our stockholders.

Board of Directors and Committee Information

The Board of Directors has general oversight responsibility for the Company’s affairs and, in exercising its fiduciary duties, the Board represents and acts on behalf of the stockholders. Although the Board does not have responsibility for the Company’s day-to-day management, it stays regularly informed about its business and provides oversight and guidance to management through periodic meetings and other communications. The Board is significantly involved in, among other things, the Company’s strategic planning process, leadership development, and succession planning, as well as other functions carried out through the Board committees as described below.

Leadership Structure.    The leadership structure of the Board of Directors of InfoSpace consists of Chairman John Cunningham and the chairs of each of the principal committees of the Board of Directors. In the current structure, the Chairman position is not combined with the Chief Executive Officer position, which is filled by William Ruckelshaus. It is the policy of the Board of Directors that at all times it will either have an independent Chairman or a Lead Independent Director. The Board of Directors believes that the current leadership structure is appropriate for the Company because it balances the operational and day-to-day management leadership of our CEO with the independent oversight provided by our independent Chairman of the Board and the independent chairs of each of the principal committees. This structure ensures that oversight of risk management and the Company’s management is distributed among multiple independent directors. The

Board of Directors currently believes that this distribution of oversight is the best method of ensuring optimal Company performance and risk management.

Risk Management.    The Board of Directors oversees the Company’s risk management, both as a full Board of Directors and through its committees. This oversight is administered primarily through the following:

•	the Board of Directors’ periodic review and approval of management strategic plans, including the projected opportunities and challenges facing the business;

•	the Board of Directors’ oversight of succession planning;

•	the Board of Directors’ oversight of capital spending, cash management, and investment in marketable securities and, if any, financings;

•

the Audit Committee’s quarterly review of financial statements and its oversight of the Company’s accounting and financial reporting functions, including internal control over financial reporting, its discussions with management and the independent accountants regarding the quality and adequacy of internal controls and financial reporting (and related reports to the full Board of Directors), and its oversight of legal and regulatory compliance, compliance with our Code of Business Conduct and Ethics, and any related person transactions;

•	the Nominating and Governance’s oversight of governance policies and the self-evaluation assessments of the Board of Directors and committees; and

•

the Compensation Committee’s review and recommendations or approvals regarding executive officer compensation and its relationship to the Company’s business plan, as well as its review of compensation plans generally and the related risks and risk mitigants.

Independence.    NASDAQ listing standards require that a majority of the members of the Board of Directors be independent directors. The Board of Directors recently undertook its annual review of director independence in accordance with the applicable rules of NASDAQ. The independence rules include a series of objective tests, including that the director is not employed by the Company and has not engaged in various types of business dealings with the Company. In addition, the Board of Directors is required to make a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors has affirmatively determined that each of John Cunningham, Jules Haimovitz, Richard Hearney, Steven Hooper, Elizabeth Huebner, Andrew Snyder, and Lewis Taffer (whose term expires as of the 2012 annual meeting and who is not standing for re-election) is an independent director as defined in the NASDAQ rules. In determining independence, the Board considered, among other factors, the fact that Mr. Cunningham’s brother is a non-executive, at-will employee of the Company and that CIG, of which Andrew Snyder is CEO, entered into an investment agreement with the Company pursuant to which CIG purchased warrants and common stock (see “Transactions with Related Persons” below).

Each of the members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee are independent under the NASDAQ rules. In addition, the Board of Directors has affirmatively determined that each of the members of the Audit Committee qualifies as independent under the audit committee independence rules established by the SEC.

Meeting Attendance.    The Board of Directors of InfoSpace held a total of 11 meetings during 2011. For 2011, all directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees thereof, if any, on which such director served during the period for which he or she has been a director or committee member. Our Board of Directors has not adopted a formal policy regarding directors’

attendance at our annual meetings of stockholders. The following directors attended the 2011 annual meeting of stockholders on June 8, 2011 at our corporate offices in Bellevue, Washington: John Cunningham, Jules Haimovitz, Elizabeth Huebner, William Ruckelshaus, and James Voelker.

Communication with the Board of Directors.    The Board of Directors believes that management speaks for InfoSpace. Individual Board members may occasionally meet or otherwise communicate with our stockholders and other constituencies that are involved with InfoSpace, but it is expected that Board members would do this with the advance knowledge of management and at the request of management, absent unusual circumstances or as contemplated by Board committee charters. Stockholders who wish to communicate with the Board of Directors, or with any individual member of the Board of Directors, may do so by sending such communication in writing to the attention of the Corporate Secretary at the address of our principal executive office with a request to forward to the intended recipient. The Corporate Secretary will generally forward such communication to the Board of Directors or the specific Board member. However, the Corporate Secretary reserves the right to not forward any material that is inappropriate. In addition, employees may communicate with the Board through, among other processes, the Company’s internal whistleblower hotline process administered under the Code of Business Conduct and Ethics.

Corporate Website.    Our corporate website, located at www.infospaceinc.com, contains information regarding our Company, including information regarding our directors, executive officers, and corporate governance documents. That information includes our Certificate of Incorporation, Bylaws, Committee Charters, Director Nomination Policy, Code of Business Conduct and Ethics (which is applicable to all of our employees, executive officers, and members of our Board of Directors), and our Corporate Governance Guidelines. We use our corporate website to provide current information to investors, including information on recent developments and upcoming events.

Committees.    The Board of Directors’ committee structure currently consists of four principal committees (the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Mergers and Acquisitions Committee). The Board may also convene other minor, ad hoc, or sub committees, the composition, number, and membership of which the Board of Directors may revise from time to time, as appropriate. Copies of the charters for the Audit, Compensation, Nominating and Governance, and Mergers and Acquisitions Committees can be found on our corporate website at www.infospaceinc.com. You may also request copies of these documents and other corporate governance documents available on our website from our investor relations department at (425) 201-6100 or (866) 438-4677.

The current membership and leadership of each of the committees of the Board of Directors is set forth in the table below, as is the number of 2011 meetings for those committees:

Board Committees as of April 2, 2012

Director	Audit Committee	Compensation Committee(1)	Nominating and Governance Committee (2)	Mergers and Acquisitions Committee
John Cunningham	M	M
Jules Haimovitz	M	C
Richard Hearney		M	M
Steven Hooper		M		M
Elizabeth Huebner	C		M
William Ruckelshaus				M
Andrew Snyder				C
Lewis Taffer			C
James Voelker
Number of Meetings in 2011	9	9	10	4

(M = Committee Member; C = Committee Chair)

(1)	Immediately following the 2012 annual meeting of stockholders, the composition of the Compensation Committee will change as follows: Steven Hooper will replace Jules Haimovitz as Chair of the committee and John Cunningham will leave the committee.

(2)	Immediately following the 2012 annual meeting of stockholders, the composition of the Nominating and Governance Committee will change as follows: Elizabeth Huebner will become Chair of the committee and Andrew Snyder will join the committee as a member. In addition, Lewis Taffer will leave the committee immediately before the 2012 annual meeting of stockholders as he has declined to stand for re-election to the Board.

The Audit Committee.    The Audit Committee currently consists of the following independent directors: Jules Haimovitz, Elizabeth Huebner, and John Cunningham. Ms. Huebner is Chair of the Audit Committee. The Audit Committee is responsible for providing independent, objective oversight and review of the Company’s auditing, accounting, and financial reporting processes. Among other functions, the Audit Committee’s duties include the following:

•	Reviewing and approving the appointment, compensation, oversight, and retention of our independent registered public accounting firm;

•	Pre-approving all services (audit and non-audit) to be performed by the independent registered public accounting firm;

•	Monitoring the adequacy and effectiveness of our accounting and financial controls, including internal control over financial reporting;

•	Reviewing our audited financial statements and quarterly unaudited financial information and discussing them with management and the independent registered public accounting firm;

•	Establishing procedures for receiving and reviewing accounting-related complaints and concerns by whistle blowers;

•	Reviewing and monitoring compliance with our risk management and investment policies;

•	Reviewing and pre-approving related person transactions; and

•	Reviewing, approving, and monitoring compliance with our Code of Business Conduct and Ethics.

The Board of Directors has determined that each Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Committee. The Board of Directors has further determined that Mr. Haimovitz and Ms. Huebner qualify as “audit committee financial experts” in accordance with SEC rules and the professional experience requirements of NASDAQ. The designation of an “audit committee financial expert” does not impose upon such persons any duties, obligations, or liabilities that are greater than those that are generally imposed on each of them as a member of the Committee and the Board of Directors, and such designation does not affect the duties, obligations, or liability of any other member of the Committee or the Board of Directors. Under the terms of the Audit Committee Charter, the Audit Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Audit Committee on any matters within the scope of the Committee’s duties. The committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate.

The Compensation Committee.    The Compensation Committee currently consists of the following independent directors: John Cunningham, Jules Haimovitz, Steven Hooper, and Richard Hearney. Mr. Haimovitz is Chair of the Compensation Committee. The Compensation Committee’s duties include the following:

•	Evaluating the performance of, and reviewing and approving (or recommending to the Board) the compensation of, our CEO and other executive officers;

•	Recommending to the full Board of Directors any changes to the non-employee director compensation plan;

•	Reviewing and making recommendations to management regarding general compensation goals and guidelines for employees and criteria by which employee bonuses are determined;

•	Monitoring compensation trends;

•	Reviewing the Company’s compensation policies and practices for all employees, at least annually, regarding risk-taking incentives and risk management policies and practices; and

•	Acting as administrator of InfoSpace’s stock plans.

Under the terms of the Compensation Committee Charter, the Compensation Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Compensation Committee on any matters within the scope of the Committee’s duties. The committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate. A description of the considerations and determinations of the Compensation Committee regarding the compensation of our Named Executive Officers is contained in “Compensation Discussion and Analysis” below. A description of the compensation program for our non-employee directors is set forth in “Director Compensation” below.

The Nominating and Governance Committee.    The Nominating and Governance Committee currently consists of the following independent directors: Richard Hearney, Elizabeth Huebner, and Lewis Taffer. Mr. Taffer is Chair of the Nominating and Governance Committee. The Nominating and Governance Committee’s duties include:

•

Assisting the Board of Directors by identifying prospective director nominees to fill vacancies and recommending to the Board of Directors the director nominees for the next annual meeting of stockholders;

•	Reviewing, and recommending to the Board of Directors any appropriate changes to, the InfoSpace Corporate Governance Guidelines and Director Nomination Policy;

•	Reviewing proposed changes to the Company’s Certificate of Incorporation and Bylaws and making recommendations for any such changes to the Board of Directors;

•	Evaluating the performance and effectiveness of the committees and the Board of Directors as a whole;

•	Recommending to the Board of Directors membership for each committee;

•	Overseeing director orientation and education;

•	Evaluating committee structure and recommending changes to the Board of Directors;

•	Monitoring compliance with independence standards by the directors;

•	Monitoring, and periodically reporting to the Board of Directors, any significant developments in the law and practice of corporate governance; and

•	Considering stockholder nominees for election to the Board of Directors as described below under “Director Nomination Process.”

Director Nomination Process

The Nominating and Governance Committee is responsible for reviewing and recommending nominees to the Board of Directors for election at the annual meeting and for reviewing and recommending director appointments to fill any vacancies on the Board of Directors. The Nominating and Governance Committee’s objective, pursuant to its charter, is to ensure that the Board of Directors is properly constituted to meet its fiduciary obligations to InfoSpace and its stockholders.

In considering director candidates, the Nominating and Governance Committee seeks the following minimum qualifications, as set forth in the Company’s Corporate Governance Guidelines and Director Nomination Policy:

•	Commitment to InfoSpace’s business success, consistent with the highest standards of responsibility and ethics;

•	Representation in the best interests of all of InfoSpace’s stockholders and not any particular constituency;

•	Conscientious preparation for, attendance at, and participation in Board of Directors and applicable committee meetings;

•	No personal or professional commitments that would interfere or conflict with his or her obligations to InfoSpace and its stockholders;

•	An established record of professional accomplishment in his or her chosen field; and

•	No material personal, financial, or professional interest in any InfoSpace competitor that would interfere or conflict with his or her obligations to InfoSpace and its stockholders.

The Nominating and Governance Committee also considers the professional and personal experience of each nominee and whether that nominee has expertise relevant to InfoSpace’s business objectives. Although the Board of Directors does not have a formal diversity policy, the Board of Directors desires candidates that contribute to the Board of Directors’ overall diversity, with diversity being broadly construed to mean a variety of personal and professional experiences, opinions, perspectives, and backgrounds. The Board of Directors and the Nominating and Governance Committee implement this goal during the nomination process that applies to both new nominees and incumbent directors, per the Company’s Director Nomination Policy. The Board assesses its effectiveness in achieving this goal during its annual self-assessment process.

The Nominating and Governance Committee’s general view is to re-nominate incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board of Directors, continue to make important contributions to the Board of Directors, and consent to continue their service on the Board of Directors. If a vacancy on the Board of Directors occurs or the Board of Directors increases in size, the Nominating and Governance Committee will actively seek individuals who satisfy its criteria for membership on the Board of Directors, and the Nominating and Governance Committee may solicit ideas for possible Board of Directors candidates from a variety of sources, including members of the Board of Directors, Company executives, stockholders, or individuals known to the members of the Board of Directors or Company executives through personal or professional relationships. The Nominating and Governance Committee has the authority to retain a search firm, at the Company’s expense, to identify or evaluate director candidates at its discretion. The Nominating and Governance Committee did not pay a third party to identify or evaluate potential nominees in 2011 with respect to the current slate of nominees, but it did engage Houser Martin Morris to assist in managing the process that led to the addition of Andrew Snyder to the Board of Directors in August 2011.

Any stockholder may recommend candidates for election as directors by following the procedures set forth in our Bylaws and Director Nomination Policy, including the applicable notice, information, and consent provisions. For further information regarding these procedures, see “Deadline for Receipt of Stockholder Proposals and Director Nominations” below. Copies of our Bylaws and Director Nomination Policy are available on our corporate website at www.infospaceinc.com.

In addition, pursuant to our Director Nomination Policy, any single stockholder, or group of stockholders, that has beneficially owned more than 5% of our outstanding common stock for at least one year may propose a director candidate for evaluation by the Nominating and Governance Committee by delivering a written notice to the Nominating and Governance Committee that satisfies the notice, information, and consent requirements of our Bylaws and the Director Nomination Policy. The Committee will evaluate such recommended nominees using the same criteria that it uses to evaluate other nominees. Any such Board of Directors candidate must be independent of the stockholder in all respects and must also qualify as an independent director under applicable NASDAQ rules. The notice must be received by the Nominating and Governance Committee no later than the date that is 120 calendar days before the anniversary of the date that our Proxy Statement was released to stockholders in connection with the previous year’s annual meeting. The notice must include, among other things, proof of the required stock ownership, proof of identification of the stockholder(s) submitting the proposal, and information regarding the proposed Board of Directors candidate. The notice should be sent to the following address:

Chair, Nominating and Governance Committee

InfoSpace, Inc.

c/o Corporate Secretary

601 108th Avenue NE, Suite 1200

Bellevue, WA 98004

The Nominating and Governance Committee did not receive any recommendations for director candidates for the 2012 annual meeting from any non-management stockholder or group of stockholders that beneficially owns more than 5% of InfoSpace’s common stock.

Director Compensation

Non-employee director compensation consists of a mix of cash and equity. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on the Board of Directors, to further align the interests of the Board of Directors and stockholders, and to attract new non-employee directors with outstanding qualifications. Mr. Ruckelshaus, as an employee of the Company, does not receive any compensation for serving on the Board of Directors and therefore is excluded from the director compensation table below. His compensation is included in the Summary Compensation Table for Named Executive Officers. The Compensation Committee reviews the non-employee director compensation program on a regular basis and makes recommendations to the Board of Directors as appropriate.

Non-Employee Director Compensation Program

The Company’s non-employee director cash compensation program, as amended in 2011, consists of annual cash retainers for board, committee, and chair service, per-meeting attendance fees, and equity grants, as described below:

Annual Cash Retainers.    The annual cash retainers paid to non-employee directors are as follows:

	Annual Retainer Paid to All Members (including Chair)	Additional Annual Chair Retainer
Board of Directors	$20,000		$25,000
Audit Committee	$4,000		$10,000
Compensation Committee	$3,000		$5,000
Nominating and Governance Committee	$2,000		$3,000
Mergers and Acquisitions Committee	$4,000	$	N/A

Meeting Fees.    Non-employee directors are paid $750 per meeting for attendance at Board of Directors meetings in excess of eight per year. This amount is also paid to committee members for attendance at any Audit or Compensation Committee meetings in excess of eight per year and any Nominating and Governance Committee meetings in excess of four per year.

Equity Grants.    The equity grants (in number of shares) made to non-employee directors are as follows:

	RSUs	Nonqualified Stock Options
Initial equity grants to all newly elected or appointed directors, including Board Chair(1)	11,250	27,000
Additional initial equity grants to newly elected or appointed Board Chair(2)	3,750	9,000
Annual equity grants to all directors, including Board Chair(3)	4,500	11,100
Additional annual equity grant to Board Chair(3)	1,500	3,900

(1)	Vests in three equal installments beginning on the first anniversary of the appointment date.
(2)	Vests in full on the first anniversary of the appointment date.
(3)	Vests in full on the first anniversary of the grant date, with the exception of those granted to Lewis Taffer in 2011, which vest on the date of the 2012 annual meeting of stockholders.

The material revisions to the 2011 director compensation program, made in March 2011, were to (i) pay an annual cash retainer to any non-employee Board chair, (ii) provide for the grant of additional initial and annual equity awards to any non-employee Board chair, and (iii) provide for the quarterly payment of annual cash retainers. In November 2011, the Board also revised the non-employee director compensation program to include an annual cash retainer payable to non-employee members of the newly formed Mergers and Acquisitions Committee.

The Company reimburses all directors for expenses incurred in attending meetings or performing their duties as directors. The Company does not provide any perquisites to directors.

Director Compensation for 2011

The following table sets forth information concerning the compensation of each non-employee directors for 2011:

Name	Fees earned or paid in cash	Stock awards(1)	Option awards(1)	Total
John Cunningham	$41,608	$83,265	$55,967	$180,840
Jules Haimovitz	$24,221	$40,005	$26,086	$90,312
Richard Hearney	$22,743	$40,005	$26,086	$88,834
Steven Hooper	$17,191	$99,000	$80,984	$197,175
Elizabeth Huebner	$30,530	$40,005	$26,086	$96,621
Andrew Snyder	$7,730	$104,175	$82,617	$194,522
Lewis Taffer	$20,493	$40,005	$26,086	$86,584
James Voelker	$20,668	$40,005	$26,086	$86,759

(1)	All directors received their stock and option awards in a single grant with the exception of Mr. Cunningham, who received an additional grant due to his assuming the role of Chairman of the Board. In March 2011 Mr. Cunningham received an option grant with a fair value of $20,715 and an RSU grant with a fair value of $29,925, and in June 2011, Mr. Cunningham received an option grant with a fair value of $26,086 and an RSU grant with a fair value of $53,340.

All equity grants were awarded pursuant to the Amended and Restated Equity Grant Program for Nonemployee Directors under the Restated 1996 Flexible Stock Incentive Plan (the “1996 Plan”). Stock awards consist of restricted stock units (“RSUs”) with each RSU representing the right to receive one share of our common stock upon vesting. Option awards consist of options to purchase shares of our common stock. The dollar amount is the grant date fair value of the award. The Company does not coordinate the timing of share grants with the release of material non-public information, as grants are made as of the annual meeting date or election date. The dollar amounts in the table above are the grant date fair values of the awards. Assumptions used in the valuation of awards are discussed in “Note 6: Stock-based Compensation Expense” of the Notes to Consolidated Financial Statements (Item 8 of Part II) in our Annual Report on Form 10-K for the year ended December 31, 2011.

The following table sets forth information concerning the aggregate number of equity awards outstanding for each of the non-employee directors as of December 31, 2011:

Name	Aggregate number of RSUs(1)	Aggregate number of options(1)
John Cunningham(2)	9,750	75,100
Jules Haimovitz	4,500	62,200
Richard Hearney	4,500	44,700
Steve Hooper(3)	11,250	27,000
Elizabeth Huebner	4,500	32,200
Andrew Snyder(4)	11,250	27,000
Lewis Taffer(5)	4,500	62,200
James Voelker	4,500	1,066,600

(1)	For each of the non-employee directors, except as noted below, 4,500 of the RSUs and 11,100 of the options outstanding were unvested at December 31, 2011 and are expected to vest on June 8, 2012. The remaining options were fully vested as of December 31, 2011.
(2)	9,750 of these RSUs and 24,000 of these options outstanding were unvested at December 31, 2011, of which 3,750 RSUs and 9,000 options vested on January 1, 2012, and 6,000 RSUs and 15,000 options are expected to vest on June 8, 2012. The remaining options were fully vested as of December 31, 2011.
(3)	11,250 of these RSUs and 27,000 of these options outstanding were unvested at December 31, 2011. These awards are expected to vest in three equal annual installments, beginning on April 11, 2012.
(4)	11,250 of these RSUs and 27,000 of these options outstanding were unvested at December 31, 2011. These awards are expected to vest in three equal annual installments, beginning on August 23, 2012.
(5)	4,500 of these RSUs and 11,100 of these options outstanding were unvested at December 31, 2011, and are expected to vest on May 31, 2012. The remaining options were fully vested as of December 31, 2011.

BENEFICIAL OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the SEC. Executive officers, directors, and greater-than-ten-percent stockholders are required by SEC regulations to furnish InfoSpace with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us or filed with the SEC, and written representations from certain reporting persons, InfoSpace believes that all Section 16(a) filing requirements applicable to its executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities have been complied with on a timely basis during 2011.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of common stock of InfoSpace as of April 2, 2012, as to: (i) each person who is known by us to own beneficially more than five percent of the outstanding shares of common stock; (ii) each director and each nominee for director of InfoSpace; (iii) each of the Named Executive Officers named in the Summary Compensation Table; and (iv) all current directors and executive officers as a group. Information for beneficial owners who are not officers or directors of InfoSpace is based on their most recent filings with the SEC (as described in the footnotes to this table) and is not independently verified by InfoSpace. Unless otherwise indicated below, and subject to applicable community property laws, each beneficial owner has sole voting and investment powers with respect to the shares listed below:

Principal Stockholders, Directors, Nominees for Director and Named Executive Officers	Number of Shares Owned Directly or Indirectly	Number of Shares That Can Be Acquired Within 60 Days of April 2, 2012		Shares Beneficially Owned(1)
		Options/ Warrants	RSUs	Number		Percent of Class
5% Stockholders
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,291,753	—	—	3,291,753	(2)	8.3%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,954,362	—	—	2,954,362	(3)	7.4%

Renaissance Technologies LLC. 800 Third Avenue New York, NY 10022	2,101,800	—	—	2,101,800	(4)	5.3%

The Vanguard, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,994,290	—	—	1,994,290	(5)	5%

Directors
John Cunningham	21,687	60,100	—	81,787	(6)	*

Jules Haimovitz	4,500	51,100	—	55,600		*

Richard Hearney	4,500	33,600	—	38,100		*

Steven Hooper	1,000	9,000	3,750	13,750		*

Elizabeth Huebner	4,500	21,100	—	25,600		*

William Ruckelshaus	24,548	36,100	—	60,648		*

Andrew Snyder and Cambridge Information Group, Inc. 111 W 57th Street New York, NY 10019	1,970,285	1,000,000	—	2,970,285	(7)	7.3%

Lewis Taffer	4,500	62,200	4,500	71,200		*

James Voelker	—	979,500	—	979,500		2.4%

Principal Stockholders, Directors, Nominees for Director and Named Executive Officers	Number of Shares Owned Directly or Indirectly	Number of Shares That Can Be Acquired Within 60 Days of April 2, 2012		Shares Beneficially Owned(1)
		Options/ Warrants	RSUs	Number	Percent of Class
Named Executive Officers
Eric Emans	20,903	162,168	—	183,071	*

Michael Glover	48,547	358,302	—	406,849	1%

Linda Schoemaker	4,621	28,125	—	32,746	*

Nikhil Behl†	8,000	—	—	8,000	*

David Binder†	14,652	—	—	14,652	*

Stephen Hawthornthwaite†	21,889	—	—	21,889	*

Travis McElfresh†	24,669	80,002	—	104,671	*

All current directors and executive officers as a Group (13 persons)	2,109,591	2,801,295	8,250	4,919,136	11.5%

*	Less than 1%.
†	Messrs. Behl, Binder, Hawthornthwaite, and McElfresh are no longer employed by the Company.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of April 2, 2012, if any, or RSUs held by that person that vest within 60 days of April 2, 2012, if any, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(2)	Based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2012, by BlackRock, Inc.
(3)	Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2012, by Dimensional Fund Advisors LP (“Dimensional”). Dimensional reported it had sole voting power with respect to 2,873,710 shares and sole dispositive power with respect to 2,954,362 shares. Dimensional is an investment advisor/manager to certain funds and as investment advisor/manager, Dimensional possesses investment and/or voting power of the securities of the funds and may be deemed to be the beneficial owner of the shares held by the funds. Dimensional disclaims beneficial ownership of the shares held by the funds.
(4)	Based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2012, by Renaissance Technologies LLC and the other reporting person named therein, and includes all shares beneficially held by the group formed by such reporting persons (the “Renaissance Group”). According to the Schedule 13G/A, as of December 31, 2011, the Renaissance Group included Renaissance Technologies LLC and Renaissance Technologies Holding Corporation.
(5)	Based on information contained in a Schedule 13G filed with the SEC on February 8, 2012, by The Vanguard, Inc. (“Vanguard”). Vanguard reported it had sole voting power with respect to 51,164 shares and sole dispositive power with respect to 1,943,126 shares.
(6)	Includes 9,280 shares of common stock held by Clear Fir Partners, L.P. Mr. Cunningham is a general partner of Clear Fir Partners, L.P.
(7)	Based on information contained in a Schedule 13D filed with the SEC on September 2, 2011 by Cambridge Information Group, Inc. and the other reporting person named therein and Form 4s filed with the SEC on November 28, 2011 and February 23, 2012 by Andrew M. Snyder, and includes all shares beneficially held by the group formed by such reporting persons (the “CIG Group”). The CIG Group includes Cambridge Information Group, Inc., Cambridge Information Group I LLC, CIG Equity Partners LLC, Andrew M. Snyder, and Robert N. Snyder.

Ownership Limitations

Certain transfers of our stock between stockholders could result in our undergoing an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulations (“Section 382”). Effective upon stockholder approval at the 2009 annual meeting, we adopted a certificate of amendment to our amended and restated certificate of incorporation (the “Charter”) to reclassify our common stock and impose restrictions on its transfer under certain circumstances related to Section 382.

In particular, the Charter generally restricts any person or entity from attempting to transfer (which includes any direct or indirect acquisition, sale, transfer, assignment, conveyance, pledge, or other disposition) any of our stock (or options, warrants, or other rights to acquire our stock, or securities convertible or exchangeable into our stock), to the extent that transfer would (i) create or result in an individual or entity becoming a five-percent stockholder of our stock for purposes of Section 382 (a “Five Percent Stockholder”) or (ii) increase the stock ownership percentage of any existing Five Percent Stockholder. We refer to any person or entity attempting to acquire shares in such a transaction as a “Restricted Holder.” The Charter does not prevent transfers that are sales by a Five Percent Stockholder, although it does restrict any purchasers that seek to acquire shares from a Five Percent Stockholder to the extent that the purchaser is or would become a Five Percent Stockholder.

Any transfer that violates the Charter is null and void ab initio and is not effective to transfer any record, legal, beneficial, or any other ownership of the number of shares that result in the violation (which are referred to as “Excess Securities”). The purported transferee shall not be entitled to any rights as our stockholder with respect to the Excess Securities. Instead, the purported transferee would be required, upon demand by the Company, to transfer the Excess Securities to an agent designated by us for the limited purpose of consummating an orderly arm’s-length sale of such shares. The net proceeds of the sale will be distributed first to reimburse the agent for any costs associated with the sale, second to the purported transferee to the extent of the price it paid, and finally any additional amount will go to the purported transferor, or, if the purported transferor cannot be readily identified, to a charity designated by the Board of Directors. The Charter also provides us with various remedies to prevent or respond to a purported transfer that violates its provisions. In particular, any person who knowingly violates such provisions, together with any persons in the same control group with such person, are jointly and severally liable to us for such amounts as will put us in the same financial position as we would have been in had such violation not occurred.

Our Board of Directors may authorize an acquisition by a Restricted Holder of stock that would otherwise violate the Charter if the Board of Directors determines, in its sole discretion, that after taking into account the preservation of our NOLs and income tax credits, such acquisition would be in the best interests of the Company and its stockholders. Any Restricted Holder that would like to acquire shares of our stock must make a written request to our Board of Directors prior to any such acquisition. We intend to enforce the restrictions to preserve future use of our NOLs and income tax credits for so long as the Board of Directors determines in good faith that it is in the best interests of the Company to prevent the possibility of an ownership change under Section 382.

In addition, on July 19, 2002, the Company’s Board of Directors adopted a stockholder rights plan, pursuant to which the Company declared and paid a dividend of one right for each share of common stock. Under the terms of this stockholder rights plan, (unless the rights are redeemed by the Board of Directors) upon the occurrence of a person or group of affiliated persons (the “Acquiring Party”) acquiring, or obtaining the right to acquire, beneficial ownership of 15% or more of the Company’s outstanding common shares, certain rights of stockholders are triggered, including the right of all holders other than the Acquiring Party to receive shares of the Company’s preferred stock or common stock (at a significant discount to the market price), or shares of an acquiring entity. For specific details regarding this stockholder rights plan, see the Current Report on Form 8-K filed by the Company on July 24, 2002. Under the terms of this stockholder rights plan, the rights granted under it will automatically expire later this year, on August 9, 2012.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee of InfoSpace shall not be deemed to be “soliciting material” or to be “filed” with the SEC, and the information in this report shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that InfoSpace specifically incorporates it by reference into such filing.

Audit Committee Members

During 2011, Elizabeth Huebner served as Chair of the Audit Committee and John Cunningham and Jules Haimovitz served as members. All three members meet the independence criteria in the applicable SEC rules, and each is an independent director as defined in the NASDAQ rules. Each Audit Committee member who served on the Audit Committee in 2011 meets the NASDAQ’s financial knowledge requirements set forth in the NASDAQ rules. Our Board of Directors has determined that Ms. Huebner and Mr. Haimovitz are both “audit committee financial experts” under SEC rules and meet the financial sophistication and professional experience requirements set forth in the NASDAQ rules.

Audit Committee Responsibilities

Management is responsible for InfoSpace’s internal control over financial reporting, preparation of financial statements, and the financial reporting process. The Company’s independent registered public accounting firm (Deloitte & Touche LLP for fiscal 2011 and Ernst & Young LLP for fiscal 2012) is responsible for performing an independent audit of InfoSpace’s consolidated financial statements and internal control over financial reporting in accordance with standards set by the Public Company Accounting Oversight Board (“PCAOB”), and to issue reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee members rely, without independent verification, on the information provided to them, and on the representations made to them, by management and the independent registered public accounting firm.

In this context, during 2011, the Audit Committee:

•	Discussed the overall scope and plans for audits with Deloitte & Touche;

•

Met and held discussions with Deloitte & Touche, both with and without management present, to discuss the results of the audits, management’s evaluation of InfoSpace’s internal control over financial reporting, and Deloitte & Touche’s opinion thereof, and the overall quality of InfoSpace’s financial reporting;

•	Reviewed and discussed the quarterly and annual financial results prior to the publication of those results and the filing of those results on Form 8-K;

•

Discussed the matters required to be discussed with Deloitte & Touche by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the PCAOB in Rule 3200T and SEC S-X Rule 2-07, including discussion of the quality, not just acceptability, of the application of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	Reviewed and discussed the unaudited and audited financial statements with management and Deloitte & Touche, including Deloitte & Touche’s opinion on the audited financial statements; and

•

Received the written disclosures and letter from Deloitte & Touche required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche its independence.

Based on our reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC.

Members of the Audit Committee:

Elizabeth Huebner, Chair

John Cunningham

Jules Haimovitz

Engagement of Ernst & Young and Dismissal of Deloitte & Touche

On March 9, 2012, the Audit Committee approved the appointment of Ernst & Young as the Company’s new independent registered public accounting firm for the Company’s 2012 fiscal year and dismissed Deloitte & Touche. On March 14, 2012, the final acceptance procedures were completed and the Company engaged Ernst & Young. The decision to change auditors was the result of a competitive request for proposal process conducted by the Audit Committee in which Deloitte & Touche participated.

The reports of Deloitte & Touche on the Company’s consolidated financial statements for the fiscal years ended December 31, 2011 and December 31, 2010 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles, with the exception of Deloitte & Touche’s report on the consolidated financial statements as of and for the year ended December 31, 2011, which included an explanatory paragraph regarding the acquisition of TaxACT Holdings, Inc. and its subsidiary, and Deloitte & Touche’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, which expressed an adverse opinion due to the existence of a material weakness. During the years ended December 31, 2011 and 2010, during the interim period from December 31, 2011, and through the filing date of the Company’s Annual Report on Form 10-K for fiscal 2011, the last report for which the Company engaged the services of Deloitte & Touche, (i) there were no disagreements with Deloitte & Touche on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in its reports on the Company’s consolidated financial statements for such years or any subsequent interim period through the date of the fiscal 2011 Annual Report on Form 10-K, and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K, except for the material weakness as of December 31, 2010.

During the years ended December 31, 2011 and 2010 and during the interim period from December 31, 2011 through the filing date of the fiscal 2011 Annual Report on Form 10-K, neither the Company nor anyone acting on its behalf consulted with Ernst & Young with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice of Ernst & Young was provided to the Company that Ernst & Young concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1) (iv) of Regulation S-K or a “reportable event” as defined in Item 304(a)(1) (v) of Regulation S-K.

The disclosures made in this section were also disclosed in a Current Report on Form 8-K filed on March 14, 2011 and the letter from Deloitte & Touche required by Item 304(a)(3) of Regulation S-K was filed as an exhibit thereto.

Fees Paid to Independent Registered Public Accounting Firm for 2011 and 2010

The aggregate fees billed by the Company’s previous independent registered public accounting firm Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) to InfoSpace and its subsidiaries during 2011 and 2010 were as follows:

	2011	2010
Audit fees	$789,034	$857,458
Audit-related fees	140,100	138,000
Tax fees	—	3,296
All other fees	2,409	2,409

Total fees	$931,543	$1,001,163

Audit fees reflect fees billed for the annual audits of the Company’s consolidated financial statements and internal control over financial reporting of the year indicated. Audit-related fees for 2011 and 2010 reflect fees billed for work performed in conjunction with mergers and acquisitions and with forms filed with the SEC under the Securities Act. Tax fees for 2010 were for services in connection with the sale or substantial liquidation of wholly-owned foreign subsidiaries. Other fees for both years consist of our annual subscription to the Deloitte Technical Library, which we use when performing technical accounting research.

The Audit Committee pre-approves all audit and non-audit services to be performed by InfoSpace’s independent registered public accounting firm. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. The Audit Committee has considered whether the provision by Deloitte of the non-audit services described above is compatible with Deloitte’s independence. After consideration, the Audit Committee has determined that Deloitte’s independence as an auditor has not been compromised by its provision of these services. All audit and non-audit services provided by Deloitte in 2011 and 2010 were pre-approved by the Audit Committee in accordance with the foregoing policy.

Transactions with Related Persons

Policies and Procedures.    Under our Code of Business Conduct and Ethics and our Related Party Transaction Policy, proposed related person transactions (which generally include any transactions by the Company or any subsidiary with an employee or director of the Company, a relative of an employee or director, or any entity with which an employee or director has a material interest) must be disclosed to our CFO. If the CFO determines that the transaction is material, or otherwise of such a nature that it should be reviewed and approved by the Audit Committee under the guidance provided in our Related Party Transaction Policy, the Audit Committee must review and approve such related person transactions in advance. In determining whether to approve a related person transaction, the Audit Committee considers whether the terms of the related person transaction are fair to the Company at the time of authorization; the business reasons for the Company to enter into the related person transaction; whether other comparable transactions with non-related parties were considered, and if so, the terms of such transactions and the reason for the selection of the related person transaction; the value of the transaction to the Company and to the related person; whether the related person transaction would impair the independence of a previously independent director; and any other factors that are relevant to a determination of whether the terms of the transaction, and the process that led to it, are fair to the Company.

Related Person Transactions in 2011 and 2012

Sale of Mercantila.    On June 10, 2011, the Company entered into an agreement to sell its Mercantila Acquisition LLC subsidiary to Zoo Stores, Inc. (“Zoo Stores”). Nikhil Behl, who at the time was an executive officer of the Company, formed Zoo Stores for the purpose of acquiring the Mercantila business. He owned a majority interest in Zoo Stores at the time of this transaction, and he served as Chief Executive Officer of Zoo Stores following the transaction. Prior to the transaction, the Company had made the determination to either sell or close the Mercantila e-commerce business because its potential for future profitability did not meet the Company’s expectations and the Company had determined that any additional investment in that business was not appropriate. Mr. Behl, who was the executive officer responsible for operating the Mercantila business, desired to continue to operate this business. As a result, Mr. Behl agreed to take all of the assets and liabilities of the Mercantila business, in exchange for which he voluntarily forfeited all of the severance benefits he would have received as a result of the closing of the Mercantila business, paid a nominal purchase price to the Company, and granted the Company rights to receive additional consideration of up to $3,000,000, contingent on liquidity or other events. Mr. Behl was no longer an officer of, or otherwise affiliated with, the Company after the closing of the transaction.

CIG Purchase of Stock and Warrants.    On August 23, 2011, the Company entered into a Securities Purchase Agreement, a Stockholder Agreement, and a Warrant to Purchase Common Stock (collectively, the “CIG Agreements”) with Cambridge Information Group I LLC (“CIG”). The CIG Agreements were filed as exhibits to the Current Report on Form 8-K filed by the Company on August 23, 2011. The CIG Agreements grant CIG the right to nominate a representative to the Company’s Board of Directors. As a result, Andrew Snyder, President of and equity holder in CIG, was elected to fill an existing vacancy on the Company’s Board of Directors. Pursuant to the CIG Agreements, on August 23, 2011, InfoSpace sold to CIG 764,192 newly-issued shares of unregistered InfoSpace common stock at a purchase price equal to the average of the consolidated closing bid price of InfoSpace’s common stock for the 15 consecutive trading days ending on August 19, 2011. In addition, InfoSpace issued to CIG warrants to purchase 1 million shares of InfoSpace common stock, exercisable at a price of $9.62 per share.

Employee of the Company.    Mr. Cunningham’s brother, James S. Cunningham, is a non-executive, at-will employee of the Company who is serving as one of the Company’s managers of business development. In fiscal 2011, he earned $325,794 in total compensation, which primarily consisted of a base salary of $162,346, a bonus of $91,141 (which was based on the performance of James Cunningham and the group that he manages), RSUs with a grant date fair value of $67,500, and $3,391 contributed by the Company to his account in the InfoSpace, Inc. 401(k) Retirement Plan.

COMPENSATION COMMITTEE REPORT

During 2011, Jules Haimovitz served as the Chair of the Compensation Committee and John Cunningham, Richard Hearney, and Steven Hooper served as members. With the exception of Steven Hooper, who joined the Compensation Committee upon his election to the Board of Directors in April 2011, all of the members of the Compensation Committee served during the entire 2011 fiscal year. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and included this Proxy Statement on Schedule 14A.

Members of the Compensation Committee:

Jules Haimovitz, Chair

John Cunningham

Richard Hearney

Steven Hooper

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2011, John Cunningham, Jules Haimovitz, Richard Hearney, and Steven Hooper served on the Compensation Committee. None of the members of the Compensation Committee is or has been an officer or an employee of the Company. John Cunningham’s brother, James Cunningham, is a non-executive, at-will employee of the Company. The Board has determined that the employment of John Cunningham’s brother does not limit or interfere with Mr. Cunningham’s independence or his ability to properly discharge his obligations related to service on the Compensation Committee. During 2011, none of the Company’s executive officers served on the board of directors or compensation committee (or a committee performing similar functions) of any other company that had one or more executive officers serving on the InfoSpace Board of Directors or Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (referred to as the “Committee” in this section) is composed entirely of independent directors and administers the executive officer compensation program of the Company. This Compensation Discussion and Analysis (“CD&A”) explains how the Committee designed and implemented the Company’s 2011 compensation programs with respect to the Named Executive Officers (“NEOs”). The sections of this CD&A and the topics covered are as follows:

•	Section I of this CD&A discusses the Company’s 2011 operational goals, specific information regarding the NEOs, and the Company’s compensation philosophy and objectives;

•	Section II discusses the elements of 2011 executive compensation, including base salary, the cash incentive program, and the long-term equity incentive program;

•	Section III discusses the Committee’s 2011 decisions regarding each of the elements discussed in Section II;

•	Section IV discusses the Company’s 2011 financial performance, the Company’s financial targets for 2011, and how the Company’s financial performance in 2011 affected NEO compensation; and

•	Section V discusses the Committee’s process for determining 2011 executive compensation and some of the Company’s key compensation policies.

Section I. Introduction

A. 2011 Company Goals and Performance

The Company had three principal operational areas of focus in 2011 and those areas of focus are reflected in the compensation programs for its NEOs. First, the Company focused on finding an attractive acquisition opportunity that would allow the Company to allocate a significant amount of its capital. Second, the Company focused on improving and growing its profitable search business. Finally, the Company focused on assessing the profitable growth potential of its other businesses with the goal of reallocating its investment in those businesses to support those with the highest potential. These three goals are all consistent with the Company’s overall goal for 2011: to significantly increase the Company’s profits.

The compensation programs for NEOs in 2011 were aligned with these operational goals. A significant percentage of overall target compensation for 2011 NEOs was in the form of performance-based cash bonuses, equity awards that are tied to Company performance in the form of market stock units (“MSUs”), and equity awards that provide long-term incentive to increase profits through improved performance and significant acquisitions of profitable businesses. The performance-based cash incentive bonus was tied to specific financial and individual goals that were intended to advance the Company’s overall 2011 objectives.

2011 was a noteworthy year for InfoSpace. The Company made substantial progress on its three operational objectives in 2011, and that success is reflected in the compensation listed in the Summary Compensation Table for NEOs and in the value of the long-term equity awards granted to NEOs. First, the Company brought new discipline and energy to the objective of making a significant and profitable acquisition in 2011. Management made changes to its acquisition team and philosophy, with the result that in late 2011 the Company began the process of negotiating the $286.5M acquisition of the TaxACT business that was announced on January 9, 2012. This acquisition is expected to make a large addition to 2012 Adjusted EBITDA and net income and the Company believes it will also make a significant addition to long-term stockholder value. Second, the Company was successful in improving and growing its existing profitable search business. In early 2011, the Company negotiated extensions of its key agreements with Google and Yahoo! to ensure access to those search customers into 2014. In addition, through improvements and investments in the underlying technology of the search business, through optimizing monetization of existing business, and through a sales effort that added a record number of new search partners in 2011, the Company grew overall search business revenue by 9% and search distribution revenue by 24%. Finally, the Company was successful in bringing new discipline to its less profitable businesses, decreasing investments in some new businesses that were not showing sufficient return and divesting the unprofitable Mercantila e-commerce business in June 2011, resulting in improvements in profitability in the second half of 2011. Some additional highlights are below:

•	Revenue increased to $228.8M in 2011 from $214.3M in 2010, a 7% increase.

•	Net income increased to $21.6M in 2011 from $4.7M in 2010, a 361% increase.

•	Adjusted EBITDA, a non-GAAP measure as reported in the Company’s Annual Report on Form 10-K, increased to $36.6M in 2011 from $32.5M in 2010, a 13% increase.

•

The search distribution business, the growing portion of the search business, and its primary focus going forward, signed a record number new of new distribution partners (more than 40), increased revenue to $181.6M in 2011 from $146.9M in 2010, a 24% increase, and now accounts for 80% of the search business.

•

The closing price per share of our common stock on December 30, 2011 (the last trading day of 2011), was $10.99, up from $8.30 on December 31, 2010, an increase of 32%. This increase in price has continued following the announcement of 2011 results, and as of April 2, 2012, the closing price per share was $12.75, an increase of 54% over the end of 2010.

For further discussion of 2011 financial results, see Management’s Discussion and Analysis of Financial Condition and Results of Operations (Item 7 of Part II) in the Company’s 2011 Annual Report on Form 10-K. A reconciliation of Adjusted EBITDA to the relevant GAAP financial figures can be found on pages 42-43 of the 2011 Annual Report on Form 10-K.

B. Named Executive Officers

This CD&A describes the compensation program generally applicable to all executive officers, but specifically discusses the compensation paid to the Company’s 2011 NEOs listed below.

Current Officers.    The Company’s current executive officers who are considered 2011 NEOs under applicable SEC regulations are as follows:

•	William Ruckelshaus, Chief Executive Officer and President;

•	Eric Emans, Chief Financial Officer and Treasurer;

•	Michael Glover, Vice President, Distribution and Business Development; and

•	Linda Schoemaker, General Counsel and Secretary.

Former Officers.    In addition to the NEOs listed above, the following former executive officers are considered 2011 NEOs under applicable SEC regulations:

•	Nikhil Behl, who served as the CEO of the Company’s Mercantila business until its sale in June 2011;

•	David Binder, who served as the Company’s Chief Financial Officer until August 2011;

•	Stephen Hawthornthwaite, who served as the Company’s Vice President of Corporate Development until October 2011; and

•	Travis McElfresh, who served as the Company’s Chief Technology Officer until March 2012.

C. Compensation Philosophy and Objectives

The Company’s compensation philosophy is as follows: the Company attempts to use its executive compensation program to increase stockholder value by attracting and retaining executives who can execute on the Company’s goals and by aligning the interests of those executives with the goals and interests of the Company and its stockholders.

The 2011 compensation program applied the Company’s compensation philosophy to the Company’s 2011 operational objectives discussed above through the following specific compensation objectives of the 2011 executive compensation program:

•

Align the compensation of executive management to the key operational goals of the Company by making a significant portion of the compensation dependent upon achievement of individual and Company goals, particular with respect to compensation from the annual cash incentive plan and the long-term performance-based MSU equity grants,

•	Provide compensation that attracts and retains talented and qualified executives through the use of competitive salaries and equity grants, and

•	Ensure stockholder-management alignment through the use of equity grants.

D. Consideration of the 2011 Say-on-Pay Vote

At the 2011 annual meeting of stockholders, the Company held its first advisory vote on the compensation of the Company’s Named Executive Officers (“Say-on-Pay”). Of the stockholders who cast a vote for or against the approval of the Company’s compensation of 2010 NEOs, 98.2% voted for approval. Because the results of this vote were received after the Committee had already made the majority of the compensation decisions for 2011, the vote did not have an impact on those decisions. The Committee will monitor the results for future Say-on-Pay votes, which will be held every year, and will consider such results as appropriate when making future compensation decisions.

Section II. Elements of Compensation for 2011

The 2011 executive compensation program consisted of the following elements:

A. Base Salary.    Each executive receives an annual base salary that is intended to provide a minimum fixed level of cash compensation that provides security and preserves an employee’s commitment during downturns in the relevant industries and/or equity markets. The Committee considers a competitive base salary to be an important factor in retaining and attracting key employees in a competitive marketplace, but it also balances the base salary with performance-based compensation elements to ensure that executive incentives are aligned with company objectives. The base salary is established by the Committee pursuant to employment agreements with the executives, and annual changes are based on a combination of an evaluation of historical, current, and anticipated future performance, the individual executive’s experience, benchmarking, and internal pay equity.

B. Annual Cash Incentive Bonus.    Executives are generally provided the opportunity to earn a variable performance-based cash incentive bonus. The cash incentive bonus provides incentive for the achievement of the Company’s financial goals and specific individual goals, assists in retaining, attracting, and motivating employees in the near term, and provides a balance to the volatility of equity prices. Target bonuses, as a percentage of salary, are established pursuant to employment agreements; individuals with positions that have a larger potential impact on operational results generally have a higher proportion of their cash compensation tied to Company performance through the bonus plan. The performance measures for the bonus plan are tied to important Company metrics, such as revenues and Adjusted EBITDA, as well as individual performance goals, each analyzed independently of each other. The Committee has negative discretion for the amount of the bonus paid to the extent executives do not achieve specified individual performance goals.

C. Long-Term Equity Incentive Program.    The 2011 long-term equity incentive program consisted of the three types of equity awards described below. These awards provide incentive for executives to focus on long-term fundamentals and thereby create long-term stockholder value. While they are primarily intended to maintain stockholder-management alignment, they also serve to reward promoted employees, attract and retain highly qualified executives, and they maintain the Company’s competitive position compared to the compensation programs of other technology companies. The 2011 long-term equity incentive program consisted of the following types of grants:

Market Stock Units.    The primary equity grants made to continuing executive officers in 2011 were market stock units (“MSUs”), which are a form of performance-based RSU. The Committee selected MSUs for the 2011 compensation program because MSU grants can combine the benefits of RSUs with an additional variable element based on stock price performance, and thus can further emphasize pay-for-performance incentives and alignment with stockholders. The actual amounts of the MSUs that could be earned were between 0% and 150% of the target award, based on the change in the Company’s total stockholder return relative to the change in the closing value of the applicable stock index, with each MSU representing the right to receive one share of InfoSpace common stock upon satisfaction of the performance measure and vesting. Due to the significant appreciation in the Company’s stock price in late 2011 and early 2012, every NEO who remained employed at the measuring point for the MSUs had his unvested MSUs converted to earned MSUs at the maximum 150% rate. The earned MSUs are subject to continued time vesting as described below. The Committee has decided to end the MSU program after 2011 because the MSU program was more difficult and expensive to administer than RSU and option grants and, based on its experiences with MSUs in 2011, the Committee does not believe that the MSU program has provided better incentives or stockholder alignment than RSUs or stock options.

Restricted Stock Units.    Restricted Stock Units (“RSUs”) provide upside incentive when the value of the Company’s stock appreciates, but also provides some down market protection. Because RSUs vest into shares of Company stock, they serve to create stockholder-management alignment. They also have high retention value because they vest over a period of time, typically three years, and unvested RSUs are generally forfeited upon an executive voluntarily ending employment. The Committee only used RSUs for new hire and promotional grants in 2011.

Stock Options.    Stock options provide incentive for the achievement of stock price growth. They provide a high level of alignment with stockholders because there is no substantial value unless stock price significantly improves. The Committee only used stock options for new hire and promotional grants in 2011.

Section III. Compensation Decisions Made in 2011

In determining the compensation for the NEOs, the Committee generally focuses on total target compensation, which consists of base salary, target annual cash incentive bonus, and long-term equity incentive awards. In line with the Company’s compensation philosophy, the Committee determines the amounts of each element with the goal of balancing the need to attract and retain quality executives with the desire to align the financial interests of those executives with the interests of the Company and its stockholders.

A. Annual Base Salary

The base salaries of NEOs are reviewed on an annual basis, as well as at the time of a promotion or other significant change in responsibilities. The following table sets forth the annual base salaries approved for the NEOs for 2011 and 2010:

Name	2011	2010	% Change
William Ruckelshaus	$400,000	$400,000	—
Nikhil Behl	$225,000	$210,000	7.1%
David Binder	$265,000	$243,000	9.1%
Eric Emans(1)	$260,000	$200,000	30.0%
Michael Glover	$230,000	$222,000	3.6%
Stephen Hawthornthwaite	$230,000	$225,000	2.2%
Travis McElfresh	$220,000	$210,000	4.8%
Linda Schoemaker(2)	$125,000	—	—

(1)	At the beginning of 2011 Mr. Emans’ title was Chief Accounting Officer and his base salary was $200,000; his salary was increased during the course of 2011, most recently to $260,000 on November 30, 2011 in connection with his promotion to Chief Financial Officer.
(2)	Ms. Schoemaker’s base salary reflects her part-time status; on a full-time equivalent basis her salary is $250,000.

The Committee considered a number of factors in determining the salary adjustments for 2011. In general, the Committee sought to bring executive officers close to the 50th percentile of salaries for similar executives from benchmark data provided by its independent compensation consultant, but did not specifically peg salaries to that 50th percentile figure. In addition, the Committee attempted to better align compensation with the Committee’s subjective determinations regarding the relative responsibilities and value to the Company of the executives. The increase in Mr. Emans’ base salary was primarily due to his promotion to Chief Financial Officer. Mr. Ruckelshaus’s base salary reflects the minimum level specified in his amended and restated employment agreement entered into in early 2011, which did not change from the amount in his initial employment agreement that was entered into in November 2010.

B. Annual Cash Incentive Bonus Plan

The 2011 annual cash incentive bonus plan was based on the Company’s 2011 financial targets for the following metrics:

•	Total Company Revenue;

•	Adjusted EBITDA;

•	Search Revenue;

•	Search EBITDA; and

•	Adjusted E-Commerce EBITDA.

The plan also includes the following subjective elements based on individual objectives and the CEO’s (or, with respect to the CEO, the Compensation Committee’s) subjective evaluation of that individual’s performance:

•	Mergers and Acquisitions (“M&A”) (subjective element based on achievement of M&A objectives) and

•	Discretionary (subjective evaluation of individual executive’s performance).

The target bonus for each NEO is calculated based on a percentage of base salary, which is generally set forth in an executive’s employment agreement. The actual amount of the bonus paid varies depending on the percentage of achievement of each element of the bonus plan for the year. Each element is calculated separately, based upon the performance for the applicable metric, the weighting of that element, and the target bonus amount. For each NEO, the target bonus percentage, the performance elements used, and the weighting of each element are set forth in the table below:

Name(1)	Target Bonus Percentage (% of base salary)		Bonus Performance Elements (% of total Bonus calculation)
			Total Revenue	Adjusted Total EBITDA	Search Revenue	Search Total EBITDA	Adjusted E-Commerce EBITDA	M&A	Discretionary
William Ruckelshaus	100%		25%	45%	—	—	—	10%	20%
Nikhil Behl	50%		—	10%	—	—	70%	—	20%
David Binder	60%		25%	55%	—	—	—	—	20%
Eric Emans	40/60	%(2)	25%	55%	—	—	—	—	20%
Michael Glover	70%		—	10%	25%	45%	—	—	20%
Stephen Hawthornthwaite	60%		10%	45%	—	—	—	25%	20%
Travis McElfresh	50%		25%	55%	—	—	—	—	20%

(1)	Linda Schoemaker was hired in June 2011 and was not included in the executive bonus program. Pursuant to her employment agreement, she was guaranteed a bonus of $46,000, to be paid in four equal installments of $11,500 on the first payroll date following the end of each three-month period during her first year of employment.
(2)	Mr. Emans’ target annual bonus, as a percentage of base salary, was increased due the change of his title to Chief Financial Officer in August 2011. His original target bonus percentage was 40% and his adjusted target bonus percentage is 60%.

Performance Calculation

The specific Company financial targets for 2011 upon which the 2011 cash incentive bonus was calculated are set forth below under Section IV (B) of this CD&A. The bonus percentages paid for the Company’s performance, as compared to those 2011 Company financial targets, are calculated using the scale below:

Performance level	Financial Performance vs. Target (%)	Bonus Achievement Percentage
Below threshold	0% — 90%	0%
Threshold	90%	50%
Range below target	90% to 99%	55% to 95%
Target	100%	100%
Range above target	101% — 120%	101% to 120%
Accelerated Range above target	121% to 135%	122% to 150%
Maximum	135% or more	150%

Financial Performance Measures Used

The Committee uses revenue and Adjusted EBITDA as the two Company-based performance measures of the annual bonus plan. For the two NEOs who were responsible for specific business units, Mr. Behl and Mr. Glover, a portion of the calculation used financial metrics specific to those business units. Revenue is a critical measure of the Company’s operations and growth, and serves as the primary basis for funding the Company’s strategic plans. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding non-cash stock-based compensation expense and non-recurring and non-operating items. The Committee uses Adjusted EBITDA because it believes it is an important measure of the Company’s operating performance. Specifically, this measure focuses on the Company’s essential operating results by removing the impact of the Company’s capital structure (interest income from investments), asset base (depreciation and amortization), tax consequences, specified non-operating items, and specified non-cash items. A reconciliation of Adjusted EBITDA to the relevant GAAP financial figures can be found on pages 42-43 of the 2011 Annual Report on Form 10-K. For the purpose of the annual bonus plan, Adjusted EBITDA is not necessarily the Adjusted EBITDA number provided in connection with the Company’s earnings releases and SEC reports because the bonus performance measure excludes certain non-operational gains or losses. In 2011, Adjusted EBITDA for the bonus plan was reduced to include the unbudgeted capitalized cost associated with internally developed software and as a result was lower than the reported Adjusted EBITDA figure by approximately $1.1M. 2011 Search EBITDA excluded certain amounts related to first quarter costs and losses incurred by the Mercantila business prior to its sale and included unbudgeted capitalized costs for internally developed software, and as a result is higher than the reported Adjusted EBITDA figure by approximately $0.8M.

C. Annual Long-Term Equity Grants

In 2011, the Committee used a long-term equity compensation program consisting of MSUs, RSUs, and stock options. MSUs were the primary type of equity grant made to executives who were continuing from 2010 in their current roles. Messrs. Ruckelshaus, Behl, Binder, Emans, Glover, Hawthornthwaite, and McElfresh received MSUs in May 2011 as the annual equity grant under the Company’s long-term equity compensation program, which (with the exception of Mr. Ruckelshaus and Mr. Emans) comprised 100% of their long-term compensation award for 2011. For Mr. Ruckelshaus, his MSUs were scheduled to vest over a three-year period, with 33 1/3% vesting on June 15, 2012, and the remainder vesting ratably thereafter on June 15, 2013 and June 15, 2014. For Messrs. Binder, Emans, and Glover, those MSUs were scheduled to vest over a three-year period, with 33 1/3% vesting on April 1, 2012, and the remainder vesting ratably thereafter on April 1, 2013 and April 1, 2014. For Messrs. Behl, Hawthornthwaite, and McElfresh, those MSUs were scheduled to vest over a three-year period, with 66 2/3% vesting on April 1, 2013, and the remainder vesting on April 1, 2014. See Section IV(B) below for specific information on how the final number of earned MSUs was calculated.

2011 NEO equity grants are set forth in the following table:

	Stock Awards (RSUs and MSUs)		Options		Total equity awards
Name	Grant Date Fair Value	Awards	Grant Date Fair Value	Shares	Grant Date Fair Value	Shares
William Ruckelshaus	$371,200	40,000	$2,325,087	800,000	$2,696,287	840,000
Nikhil Behl	$176,320	19,000	—	—	$176,320	19,000
David Binder	$329,440	35,500	—	—	$329,440	35,500
Eric Emans	$407,770	46,500	$330,493	125,000	$738,263	171,500
Michael Glover	$266,800	28,750	—	—	$266,800	28,750
Stephen Hawthornthwaite	$160,080	17,250	—	—	$160,080	17,250
Travis McElfresh	$206,480	22,250	—	—	$206,480	22,250
Linda Schoemaker	$239,275	27,500	$429,411	167,500	$668,686	195,000

The equity grants for several executives were significantly larger than grants to other executives because these executives were hired or promoted in 2011. Specifically, Mr. Ruckelshaus was named permanent Chief Executive Officer, Mr. Emans was promoted to Chief Financial Officer, and Ms. Schoemaker was hired as General Counsel. The option and RSU grants made to these NEOs are consistent with the Committee’s past practice for newly hired or promoted executive officers and are intended to quickly establish significant alignment with stockholders. The factors considered by the Committee in determining these grants include past equity practices, the amount of equity held by each executive at the time, benchmark data, and the Committee’s subjective evaluation of value provided by the executive.

Section IV. 2011 Performance and Targets

As discussed above, a key element of the Company’s 2011 compensation program was the cash bonus that varies based on the Company and the individual executive meeting certain performance objectives and targets in 2011. The purpose of this element is to pay the Company’s executive officers for Company performance. The Company’s 2011 performance is discussed below, as are the payouts for the 2011 cash incentive bonus plan and the earned MSUs.

A. 2011 Financial Targets and Bonus Payouts

The Company’s 2011 financial targets were used as the basis for measuring the financial performance elements for the cash incentive bonus. The Company set targets for overall Company EBITDA and revenues, Search EBITDA and revenues, and E-Commerce EBITDA, and set the executive bonus calculation using those targets. The 2011 targets for overall Company and Search EBITDA and revenues are set forth in the table below along with the Company’s actual performance for each of those metrics. The E-Commerce metric is excluded because the Company sold its E-Commerce business in June 2011.

2011 Performance: Target vs. Actual (in thousands)

Performance goal	2011 Target	2011 Actual
Total revenues(1)	$198,147	$238,791
Adjusted Search revenue(2)	$185,400	$228,813
Adjusted EBITDA(3)	$21,830	$33,783
Adjusted Search EBITDA(4)	$23,810	$35,620

(1)	Total revenues includes revenues as originally reported in our Quarterly Report on Form 10-Q for the first quarter of 2011.
(2)	Adjusted Search revenue excludes revenue generated by Mercantila as reported in the first quarter of 2011.
(3)	Adjusted EBITDA includes amounts capitalized as internally developed software.
(4)	Adjusted Search EBITDA also excludes Mercantila EBITDA as originally reported in our Form 10-Q for the first quarter of 2011.

2011 Performance: Target Achievement and Bonus Payout

The following table sets forth, for each of the participating NEOs, the target annual incentive bonus for 2011, the achievement percentage for each element of the 2011 cash incentive bonus plan, and the earned annual bonus for 2011.

Name(1)	Target Annual Bonus		Performance Target Achievement (%)
	% of Base Salary	($)	Total EBITDA	Revenue	Search EBITDA	Search Revenue	M&A	Discretionary	2011 Earned Annual Bonus
William Ruckelshaus	100%	$400,000	150%	122%	—	—	100%	135%	$540,000
Eric Emans(2)	48%	$104,504	150%	122%	—	—	—	141%	$147,612
Michael Glover	70%	$159,696	150%	—	150%	128%	—	115%	$219,422
Travis McElfresh	50%	$108,836	150%	122%	—	—	—	0%	$122,984

(1)	Mr. Binder, Mr. Hawthornthwaite, and Mr. Behl were not employed by the Company at the end of 2011 and thus did not earn 2011 cash incentive bonuses. Accordingly, they are excluded from this table.
(2)	Mr. Emans’ target annual bonus, as a percentage of base salary, was increased due the change of his title to Chief Financial Officer in August 2011. The 48% figure above is a pro-rata combination of his original target bonus percentage of 40% and his adjusted target bonus percentage of 60%.

2011 Performance: Achievement of Individual Objectives

As noted above, each NEO who participated in the 2011 cash incentive bonus plan had a subjective discretionary element based on an assessment of individual performance. For all executives other than Mr. Ruckelshaus, that assessment is based in part on the judgment of Mr. Ruckelshaus regarding each executive’s performance. For Mr. Ruckelshaus, the Committee makes the assessment of performance based on a performance evaluation conducted by Committee member and Board Chair, John Cunningham. This discretionary element accounts for 20% of the total target bonus. The Committee made no determination on the discretionary element for Mr. Behl, Binder, or Hawthornthwaite, none of whom were eligible as they were not employed at the end of 2011. The Committee determined that Mr. Ruckelshaus and Mr. Emans satisfied all of their individual performance goals, and thus each received 100% of the possible bonus amount for the discretionary element. Mr. Glover was awarded 80% of his potential discretionary award. Mr. McElfresh was not awarded a discretionary element. For the purposes of the 2011 cash incentive bonus plan, the percent achievement of the discretionary element is multiplied with a figure based on the applicable Company’s financial performance metrics to produce the payout percentages set forth in the table above.

The other individual objective element of the 2011 cash incentive bonus plan was an element based on achievement of the Company’s merger and acquisition goals. This element was part of the bonus plan for Mr. Ruckelshaus (10% of total bonus) and Mr. Hawthornthwaite (25% of total bonus). As noted above, Mr. Hawthornthwaite was ineligible to receive a 2011 bonus. The Committee granted 100% of the possible M&A bonus to Mr. Ruckelshaus, based on the successful acquisition of the TaxACT business. Although the agreement for this acquisition was signed on January 7, 2012, because a substantial portion of the work and negotiation for this acquisition was done in 2011, the Committee determined that the M&A objective had been satisfied.

B. 2011 Stockholder Return and Earned MSUs

As noted above, the preferred type of equity grant for 2011 was the Market Stock Unit, or “MSU”. All NEOs who were employed at the time the Committee made the long-term equity grants were granted MSUs, which were intended to provide greater incentive for performance than the RSUs and stock options that the Committee had used for previous annual grants. MSUs are a form of performance-based RSU. Under the Company’s MSU plan, the actual amount of MSUs earned is between 0% to 150% of the target award, based on the change in the Company’s stock price relative to the change in the value of the applicable index. Each MSU represents the right to receive one share of InfoSpace common stock upon satisfaction of the performance measurement and vesting.

For purposes of the 2011 MSU awards, the Company’s performance was measured against the iShares Russell 2000 Index (the “Index”). The Company used the Index for this program to ensure objectivity in measuring the Company’s performance. The measurement for MSUs earned was calculated by comparing the Index to the 30-day average price of the Company’s shares following its earnings releases for fiscal 2010 and 2011. For every 1% increase or decrease in the Company’s performance compared to the Index, the number of MSUs earned would increase or decrease by 3%, subject to the maximum payout of 150% of target.

The following table illustrates the performance of the Company’s stock as compared to the performance of the Index during the MSU measurement period. The scale is the percentage change in value, based on a 30-trading-day average, from the initial measuring point.

On March 29, 2012, the final measurement period for the MSUs was completed. The increase in the Company’s stock price exceed the increase of the Index price by 48.8% and thus the percentage for earned MSUs was the maximum 150%. The final number of MSUs earned by NEOs was as follows:

•	Mr. Ruckelshaus: 60,000;

•	Mr. Emans: 17,250; and

•	Mr. Glover: 43,125.

Section V. Compensation Process and Policies

A. Compensation Process

The Committee seeks to design a compensation program that applies the Company’s compensation philosophy and creates incentives to meet the Company’s objectives. To achieve this goal, the Committee receives input from a number of sources, including management, employees, and its independent compensation consultant, Compensia. More detail on some of the sources of information considered by the Committee is provided in this section below.

Although the Committee considers these sources of information, it uses its own discretion, based on the experience, knowledge, and diligence of its own members, to determine the compensation elements used in the compensation program and the value of each element for each of the executives. This discretion is, by its nature, subjective. There is no set formula for how the Committee determines exactly how much value it places in any one element, or how any one element will compare to another element. The Board has selected the Committee members for their experience and abilities in determining compensation, and the Committee feels that a subjective determination by its members, after consideration of objective sources, is the most appropriate way for it to exercise its duties to the Board, the Company, and its stockholders.

Advisors Used in Compensation Determinations

Management and Other Employees.    Compensia and the Committee consulted regularly with Mr. Ruckelshaus, Mr. Binder, and Mr. Emans regarding the design and implementation of the 2011 executive compensation program. Matters consulted on include the Committee’s compensation philosophy and objectives; the review of the experience, current performance, and other subjective factors for each executive officer; the preferred performance metrics and performance targets for the annual bonus program; the recommended adjustments for performance metrics; and other financial and operational issues related to compensation. The Committee has historically consulted with the CEO and CFO because they have significant involvement in and knowledge of the Company’s business goals, strategies, and performance; the overall effectiveness of executive officers; and each person’s individual contribution to the Company’s performance. The Company’s General Counsel was also consulted regarding legal issues related to compensation.

The Committee takes management’s recommendations into consideration, but retains the discretion to modify such recommendations, and reviews such recommendations for their reasonableness based on its compensation philosophy and related considerations. The CEO, CFO, and General Counsel are regularly invited to attend Committee meetings. The Committee generally meets in executive session outside the presence of management to discuss compensation issues and to review the performance of, and determine the compensation of, the CEO, CFO, and General Counsel. The Company’s legal advisors, human resources department, and corporate accounting department support the Committee in developing and administering the Company’s compensation plans and programs.

Independent Consultant.    The Committee engaged Compensia, Inc. as its independent compensation consultant to advise on non-employee director and executive officer compensation matters. The Committee solely approved all engagement fees and other retention terms of Compensia and determined Compensia’s responsibilities. Compensia did not provide more than $120,000 in other services to the Company during 2011. The Committee’s engagement of Compensia for 2011 included a market study of relevant compensation elements for the executive officers, which the Committee used to assess market conditions and the competitiveness of the existing program. Compensia also provided advice on the structure of the MSU program and information on material compensation trends to provide a general understanding of current compensation practices.

2011 Peer Group and Benchmarking

The Committee’s independent compensation consultant, Compensia, provided benchmark data for the Company’s executive officers with respect to salary, incentive bonus, and equity grants. The Committee considered this data when setting the amounts of the various compensation elements for 2011, but did not tie compensation decisions directly to this data. The Committee’s primary use of benchmark data for the 2011 executive compensation program was with respect to base salary, for which the committee attempted to move executive salaries closer to the 50th percentile, based on job titles and position responsibilities. The Committee also used benchmark data as one of several factors considered when determining that amount and type of new hire/promotion equity grants made to Mr. Emans and Ms. Shoemaker. The peer group created by Compensia and approved by the Committee for benchmarking of 2011 compensation consisted of 23 technology companies, primarily in the Internet software and services industry, with financial characteristics similar to InfoSpace. Compensia also provided the 2010 benchmark group, which included 18 companies. Compensia and the Committee periodically adjust the group to ensure continued appropriateness, but there was significant overlap between the 2010 and 2011 groups and there were no major changes in benchmark group philosophy. This group of 23 companies is as follows:

• 1 800 Flowers.com	• eHealth	• RealNetworks

• Blue Nile	• InterNAP Network Services	• Shutterfly

• comScore	• Knot	• THQ

• Constant Contact	• Liquidity Services	• Travelzoo

• DealerTrack Holdings	• Move	• US Auto Parts Network

• Dice Holdings	• NIC	• Vitacost.com

• drugstore.com	• Openwave Systems	• Web.com

• Earthlink	• PetMed Express

B. Compensation Policies

In addition to the compensation elements and decisions discussed above in this CD&A, the Company has a number of compensation policies that are designed to retain and incent executives and to protect Company and stockholder interests. Those policies are discussed below:

NEO Employment Agreements; Severance Payments.    The Company had employment agreements with all of the NEOs in 2011. The Company uses employment agreements to retain and attract highly-qualified executives in a competitive market. The Company believes that employment agreements ensure continued dedication of executives in case of personal uncertainties or risk of job loss and ensure that compensation and benefits expectations are understood and satisfied. The employment agreements generally include a specific salary and a target bonus percentage that serves as the basis for the annual cash incentive bonus plan. They also generally include specific terms regarding the payment, if any, due to the executive under various employment termination circumstances. In general, cash severance is only paid upon: (a) a termination of employment by the Company without cause; (b) a termination of employment by the executive with good reason; (c) death or disability of the executive; or (d) a change of control.

A fundamental feature of the change of control provisions in the employment agreements is that the benefits generally have a “double-trigger,” which means that two events must occur for payments to be made (a change of control and the actual or constructive termination of employment, in this case within a specified period before or after such trigger event). The change of control provisions also contain a cut-back on severance compensation to ensure no Section 280G tax is triggered. The Committee believes that the foregoing change of control compensation is in the best interest of the Company and its stockholders to ensure the continued dedication of such employees, notwithstanding the possibility, threat or occurrence of a change of control. Further, it is imperative to diminish the inevitable distraction of such employees by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide such employees with compensation and benefits arrangements upon a change of control that are competitive with those of other companies. Notwithstanding the foregoing, a portion of the equity awards are subject to a single trigger under the terms of the 1996 Plan. For specific information on termination payments, see “Potential Payments upon Termination of Employment” below.

Timing and Pricing of Share-Based Grants.    The Committee does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, the Company does not time the release of material nonpublic information based on equity award grant dates. In accordance with the 1996 Plan, the exercise price of an option is the closing price of the Company’s common stock (as reported by NASDAQ) on the date approved by the Committee to be the date of grant (which date is not earlier than the date the Committee approved such grant).

Prohibition Against Short Selling or other Hedging of Company Securities.    As amended in November 2010, the Company’s Code of Business Conduct and Ethics prohibits any director, officer, or other employee, agent, or contractor from engaging in short sales of, or otherwise hedging, the Company’s securities. This prohibition includes any transaction, direct or indirect, involving financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities. This prohibition applies to all securities issued by the Company, including equity and debt.

Severance Payments.    All of the NEOs have (or had at the time they were employed by the Company) an employment agreement with the Company that includes specified severance benefits. In general, cash severance is only paid upon: (a) a termination of employment by the Company without cause; (b) a termination of employment by the executive with good reason; (c) death or disability of the executive; or (d) a change of control.

Perquisites.    The Company has historically maintained a conservative approach to providing perquisites to executive officers. The limited perquisites offered have been carefully selected to ensure that there is an indirect benefit to the Company and that the value provided to employees is not excessive. In addition, most perquisites offered to executives are generally offered to all employees. Although offered to all employees, the one perquisite that is not offered at the same level to every employee is the $150,000 life insurance plan, for which the Company pays the premium. The life insurance plan provides a benefit of two times the annual salary of each employee, capped at $150,000. All employees with a salary of at least $75,000 enjoy the same benefit offered to the executive officers.

Deductibility of Executive Officer Compensation.    The Committee reviews the Company’s compensation programs and policies in light of Section 162(m) of the Internal Revenue Code, which provides that annual compensation in excess of $1 million paid to the Company’s CEO and the three other highest compensated executive officers (excluding the CFO) is not deductible by the Company for federal income tax purposes, subject to specified exemptions (the most significant of which is certain performance-based compensation). While the Committee attempts to structure compensation arrangements in a manner that allows deductibility under Section 162(m) where appropriate, the Committee intends to be flexible when circumstances merit alternate compensation arrangements, and thus does not have a policy that all executive compensation must be tax-deductible under Section 162(m).

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table sets forth information concerning the compensation earned in 2011, and prior years to the extent applicable, by the Named Executive Officers:

Summary Compensation Table

Name and principal position	Year	Salary	Bonus		Stock awards(1)	Option awards(1)	Non-equity incentive plan compensation(2)	All other compensation(3)	Total
William Ruckelshaus	2011	$400,000	$150,000		$371,200	$2,325,087	$540,000	$8,748	$3,795,035
President and Chief Executive Officer	2010	$56,923	—		$289,324	$30,274	—	$62,789	$439,310

Nikhil Behl(4)	2011	$100,385	$400,000	(5)	$176,320	—	—	$804	$677,509
Former Chief Executive Officer of Mercantila	2010	$137,308	$100,000		$806,400	$582,426	$35,311	$67	$1,661,512

David Binder(4)	2011	$163,096	—		$329,440	—	—	$7,065	$499,601
Former Chief Financial Officer	2010	$236,193	—		$312,620	$278,737	$89,958	$7,451	$924,959
	2009	$210,808	—		$372,750	$351,838	$134,137	$7,494	$1,077,027

Eric Emans	2011	$216,716	—		$407,770	$330,493	$147,612	$8,262	$1,110,853
Chief Financial Officer	2010	$193,731	—		$107,800	$96,784	$113,042	$6,794	$518,151
	2009	$170,654	—		$248,500	$263,879	$65,153	$6,881	$755,067

Michael Glover	2011	$228,154	—		$266,800	—	$219,422	$1,130	$715,506
Vice President of Distribution and Business Development	2010	$217,693	—		$258,720	$232,281	$220,979	—	$929,673
	2009	$200,770	—		$372,750	$351,838	$127,750	$144	$1,053,252
			—

Stephen Hawthornthwaite(4)	2011	$184,615	—		$160,080	—	—	$236,767	$581,462
Former Vice President of Corporate Development	2010	$177,404	—		$1,359,600	$813,775	$63,299	$344	$2,414,422

Travis McElfresh(4)	2011	$217,693	—		$206,480	—	$122,984	$1,030	$548,187
Former Chief Technology Officer	2010	$60,577	—		$826,000	$584,285	$17,793	—	$1,488,655

Linda Schoemaker	2011	$62,635	$23,000		$239,275	$429,411	—	$512	$754,833
General Counsel and Secretary

(1)	Stock awards consist of MSUs and RSUs granted under the 1996 Plan. Each MSU represents the right to receive one share of InfoSpace common stock upon satisfaction of the performance measure and vesting. Each RSU represents the right to receive one share of our common stock based on time vesting. Option awards consist of options granted under the 1996 Plan to purchase shares of our common stock. The dollar amount for stock and option awards is the grant date fair value, excluding the effect of estimated forfeitures. Assumptions used in the valuation of stock and option awards granted in 2011 are discussed in “Note 6: Stock-based Compensation Expense” of the Notes to Consolidated Financial Statements (Item 8 of Part II) in our Annual Report on Form 10-K for the year ended December 31, 2011
(2)	Non-equity incentive compensation consists of amounts earned under the InfoSpace Executive Bonus Plan for the applicable year and paid out upon final determination of the amounts by the Compensation Committee.
(3)	All other compensation in 2011 consists of perquisites with an aggregate value of less than $10,000 for each NEO, with the exception of a $230,000 lump sum severance payment that was made in the fourth quarter of 2011 to Mr. Hawthornthwaite. These perquisites generally consist of non-discriminatory fringe benefits generally available to employees, such as the 401(k) employer’s match, communications reimbursement, and life insurance premiums.

(4)	Mr. Behl left the Company in June 2011, Mr. Binder left the Company in August 2011, Mr. Hawthornthwaite left the Company in October 2011, and Mr. McElfresh left the Company in March 2012.
(5)	In the second quarter of 2011, a retention bonus was paid to Mr. Behl, pursuant to his employment agreement.

Employment Agreements.    Each of the NEOs had an employment agreement with the Company during 2011 (see “Compensation Discussion and Analysis” above for further details). Mr. Ruckelshaus’s base salary under his agreement is $400,000, with a target bonus of 100% of his salary. At the beginning of 2011, Mr. Emans’ title was Chief Accounting Officer and his base salary was $200,000, with a target incentive bonus of 40% of his current base salary. Mr. Emans’ titles and agreement terms changed as follows: on March 27, 2011, Mr. Emans’ base salary increased to $204,000 per year; on August 19, 2011, Mr. Emans’ title changed to Interim Chief Financial Officer and his base salary increased to $230,000 with a target incentive bonus of 60% of his base salary, and on November 30, 2011, he was named permanent Chief Financial Officer and his base salary increased to $260,000. Mr. Glover’s base salary was initially $222,000, with a target incentive bonus of 70% of his current base salary, and effective February 1, 2012, his salary increased to $230,000 per year. Upon Ms. Schoemaker’s hiring on June 13, 2011, her base salary was $115,000 (based on her part-time status), and effective December 8, 2012, this amount increased to $125,000 per year.

Grants of Plan-Based Awards in 2011

The following table sets forth certain information regarding non-equity and equity plan-based awards granted by InfoSpace to the NEOs in 2011:

Name	Grant date	Estimated possible payouts under non-equity incentive plan awards			Estimated possible payouts under equity incentive plan awards				All other stock awards: number of shares of stock or units		All other option awards: number of securities underlying options		Exercise or base price per share of option awards	Grant date fair value of stock and option awards
		Threshold	Target	Maximum	Target		Maximum
William Ruckelshaus	6/15/2011	—	—	—	—		—		—		800,000	(1)	$8.74	$2,325,087
	6/15/2011	—	—	—	40,000	(1)	60,000	(1)	—		—		—	$371,200
	—	$50,000	$400,000	$600,000	—		—		—		—		—	—

Nikhil Behl	5/16/2011	—	—	—	19,000	(2)	28,500	(2)	—		—		—	$176,320

David Binder	5/16/2011	—	—	—	35,500	(2)	53,250	(2)	—		—		—	$329,440

Eric Emans	5/16/2011	—	—	—	11,500	(2)	17,250	(2)	—		—		—	$106,720
	8/19/2011	—	—	—	—		—		10,000	(3)	—		—	$88,300
	11/17/2011	—	—	—	—		—		—		125,000	(4)	$8.51	$330,493
	11/17/2011	—	—	—	—		—		25,000	(4)	—		—	$212,750
	—	$13,063	$104,504	$156,756	—		—

Michael Glover	5/16/2011	—	—	—	28,750	(2)	43,125	(2)	—		—		—	$266,800
	—	$7,982	$159,636	$239,454	—		—

Stephen P. Hawthornthwaite	5/16/2011	—	—	—	17,250	(2)	25,875	(2)	—		—		—	$160,080

Travis McElfresh	5/16/2011	—	—	—	22,250	(2)	33,375	(2)	—		—		—	$206,480
	—	$13,605	$108,836	$163,254	—		—

Linda Schoemaker	6/8/2011	—	—	—	—		—		—		37,500		$8.89	$80,848
	6/8/2011	—	—	—	—		—		7,500	(5)	—		—	$66,675
	11/7/2011	—	—	—	—		—		—		130,000	(6)	$8.63	$348,562
	11/7/2011	—	—	—	—		—		20,000	(6)	—		—	$172,600

(1)

Consists of options and MSUs granted to Mr. Ruckelshaus pursuant to Mr. Ruckelshaus’s amended and restated employment agreement, vesting on the standard schedule noted below. The MSUs vest 33 1/3% on the first anniversary of the grant date, and the remainder vest ratably thereafter on an annual basis until the third anniversary of the grant date.

(2)

In 2011, the Company granted MSUs under the 1996 Plan. Each MSU represents the right to receive one share of InfoSpace common stock upon satisfaction of the performance measure and vesting. The MSUs vest 33 1/3% on April 1, 2012, and the remainder vest ratably thereafter on an annual basis until April 1, 2014. Amounts are pro-rated for the periods that each officer was employed by InfoSpace during 2011.

(3)

Consists of RSUs granted on August 19, 2011 pursuant to the second amendment to Mr. Emans’ employment agreement. The awards vest 33 1/3% on the first anniversary of the grant date, and the remainder vest ratably thereafter on an annual basis until the third anniversary of the grant date.

(4)	Consists of RSUs and options granted to Mr. Emans on November 17, 2011 by consent of the Compensation Committee of the Board of Directors, vesting on the standard schedule noted below.
(5)	Consists of RSUs and options granted to Ms. Schoemaker on June 13, 2011 pursuant to her employment agreement, with 25% vesting each quarter after the grant date.
(6)	Consists of RSUs and options granted to Ms. Schoemaker on November 7, 2011 pursuant to the terms of her revised employment agreement, vesting on the standard schedule noted below.

Non-equity Incentive Plan Awards.    The estimated possible payouts show the potential value of the payout for each NEO under the 2011 InfoSpace Executive Bonus Plan if the threshold, target, or maximum performance measure goals are satisfied, as described in the CD&A above. The possible payouts were performance-driven and therefore were completely at risk. As described in the CD&A, the targets are set to be challenging and to require significant effort for their achievement. In 2011, total revenues, adjusted Search revenue, and Adjusted EBITDA thresholds were each exceeded during the year. The threshold amount described above is based on meeting only the smallest of the financial performance goals at the threshold range, with an additional 20% deduction for individual performance goals as provided for in the plan.

Stock Awards and Option Awards.    All other stock awards and all other option awards consist of MSUs, RSUs, and options granted under our 1996 Plan. The actual amount of MSUs earned will be 0% to 150% of the target award, based on the change in the Company’s total stockholder return relative to the change in the closing value of the applicable index. Each MSU represents the right to receive one share of InfoSpace common stock upon satisfaction of the performance measure and vesting. Each RSU represents the right to receive one share of our common stock upon vesting, and the options represent the right to purchase shares of our common stock. The exercise or base price per share of option awards column consists of the strike price for options granted. Options were granted at an exercise price equal to the closing price of our common stock on the date of the grant. Assumptions used in the valuation of these awards are discussed in “Note 6: Stock-based Compensation Expense” of the Notes to Consolidated Financial Statements (Item 8 of Part II) in our Annual Report on Form 10-K for the year ended December 31, 2010.

Outstanding Equity Awards at December 31, 2011

The following table sets forth information concerning unexercised options and unvested MSUs and RSUs for each of the NEOs outstanding as of December 31, 2011:

Name	Grant date	Option Awards(1)						Stock Awards(1)
		Number of securities underlying unexercised options				Option exercise price/share	Option expiration date	Number of shares of stock that have not vested(2)		Market value of shares of stock that have not vested(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested(2)		Equity incentive plan awards: Market or payout value of unearned shares, units, or other rights that have not vested(2)
		Exercisable		Not exercisable
William Ruckelshaus	5/2/2007	10,000		—		$25.17	5/2/2014	—		—	—		—
	5/12/2008	7,500		—		$9.64	5/12/2015	—		—	—		—
	6/4/2009	7,500		—		$7.19	6/4/2016	—		—	—		—
	5/11/2010	11,100		—		$8.74	5/11/2017	—		—	—		—
	6/15/2011	—		800,000		$8.74	6/15/2018	—		—	—		—
	6/15/2011	—		—		—	—	—		—	60,000	(3)	$659,400

Eric Emans	9/11/2006	18,000		—		$21.86	9/11/2013	—		—	—		—
	2/29/2008	75,000		—		$10.19	2/28/2015	—		—	—		—
	5/11/2009	35,001	(4)	17,499	(4)	$7.10	5/11/2016	—		—	—		—
	5/11/2009	—		—		—	—	5,831	(4)	$64,083	—		—
	3/29/2010	12,501		12,499		$10.78	3/29/2017	—		—	—		—
	3/29/2010	—		—		—	—	10,000	(5)	$109,990	—		—
	5/16/2011	—		—		—	—	—		—	17,250	(6)	$189,578
	8/19/2011	—		—		—	—	10,000	(7)	$109,990	—		—
	11/17/2011	—		125,000		$8.51	11/17/2018	—		—	—		—
	11/17/2011	—		—		—	—	25,000		$274,750	—		—

Michael Glover	8/20/2002	300		—		$5.10	8/20/2012	—		—	—		—
	4/4/2005	7,500		—		$41.83	4/4/2012	—		—	—		—
	5/19/2006	10,500		—		$24.47	5/19/2013	—		—	—		—
	6/7/2006	10,000		—		$21.98	6/7/2013	—		—	—		—
	4/1/2008	40,000		—		$12.20	4/1/2015	—		—	—		—
	10/7/2008	110,000		—		$9.29	10/7/2015	—		—	—		—
	5/11/2009	116,668	(4)	23,332	(4)	$7.10	5/11/2016	—		—	—		—
	5/11/2009	—		—		—	—	8,746	(4)	$96,119	—		—
	3/29/2010	30,000		30,000		$10.78	3/29/2017	—		—	—		—
	3/29/2010	—		—		—	—	24,000	(5)	$263,760	—		—
	5/16/2011	—		—		—	—	—		—	43,125	(6)	$473,944

Travis McElfresh	9/20/2010	46,662	(8)	133,340	(8)	$8.26	9/20/2017	—		—	—		—
	9/20/2010	—		—		—	—	66,670	(8)	$732,703	—		—
	5/16/2011	—		—		—	—	—		—	33,375	(6)	$366,791

Linda Schoemaker	6/8/2011	18,750	(9)	18,750	(9)	$8.89	6/8/2018	—		—	—		—
	6/8/2011	—		—		—	—	3,750	(9)	$41,213	—		—
	11/7/2011	—		130,000		$8.63	11/7/2018	—		—	—		—
	11/7/2011	—		—		—	—	20,000		$219,800	—		—

(1)

Unvested stock and option awards generally vest 33 1/3% on the first anniversary of the grant date, and the remainder vest ratably thereafter on a semi-annual basis until the third anniversary of the grant date, except as noted below.

(2)	The intrinsic value of options and the market value of unvested RSUs and MSUs are based on the closing price of our common stock on December 31, 2011, which was $10.99 per share, and that the actual amount of MSUs earned were 150% of the target award.
(3)

The MSUs granted to Mr. Ruckelshaus on June 15, 2011 vest 33 1/3% on the first anniversary of the grant date, and the remainder vest ratably thereafter on an annual basis until the third anniversary of the grant date.

(4)

These options and RSUs granted on May 11, 2009 vested 33 1/3% on April 1, 2010, and the remainder vest ratably every six months thereafter over the next two years such that they are fully vested on April 1, 2012.

(5)	Consists of RSUs granted on annual basis under the long-term equity incentive compensation program. The RSUs vest over three years; 50% vests on March 29, 2012 and 50% vests on March 29, 2013.
(6)

In 2011, the Company granted MSUs under the 1996 Plan. Each MSU represents the right to receive one share of InfoSpace common stock upon satisfaction of the performance measure and vesting. The MSUs vest 33 1/3% on April 1, 2012, and the remainder vest ratably thereafter on an annual basis until April 1, 2014.

(7)

Consists of RSUs granted on August 19, 2011 pursuant to Mr. Emans’ employment agreement vesting according to the following schedule: 33 1/3% vest on August 19, 2012 and the remainder vest ratably thereafter on an annual basis until August 19, 2013.

(8)

Consists of RSUs and options granted on November 3, 2010, pursuant to Mr. McElfresh’s employment agreement vesting according to the following schedule: 33 1/3% vested on September 20, 2011 and the remainder vest ratably thereafter on a semi-annual basis until September 20, 2013.

(9)	Consists of RSUs and options granted to Ms. Schoemaker on June 8, 2011 pursuant to her employment agreement, with 25% vesting each quarter after the grant date.

Option Exercises and Stock Vested in 2011

The following tables set forth certain information regarding the value realized upon exercise of options by NEOs during 2011 and the value of RSUs held by the NEOs that vested during 2011. The values realized upon vesting or exercise, as applicable, are before the payment of any fees, commissions, or taxes.

	Option Awards		Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting(1)
William Ruckelshaus			34,300	$304,831
Nikhil Behl	59,994	$42,158	29,997	$279,572
David Binder	93,335	$226,093	17,082	$146,069
Eric Emans			17,499	$148,450
Michael Glover			30,834	$265,119
Stephen Hawthornthwaite			90,000	$785,500
Travis McElfresh	19,998	$21,764	33,330	$303,970
Linda Schoemaker			3,750	$36,356

(1)	The value realized on vesting was calculated by multiplying the number of shares acquired upon the vesting of RSUs by the closing price of the Company’s common stock per share on the vesting date.

Potential Payments upon Termination of Employment

Termination or Change in Control as of December 31, 2011

The following table sets forth the expected incremental payments of severance and/or benefits that would be provided to each of the NEOs or his or her estate in the event of such executive officer’s termination of employment due to a change in control, termination by the Company without cause, or by the employee for good reason, death, or disability, as of December 31, 2011:

Name	Annual salary rate(1)	Other cash(2)	Health benefits(3)	Stock options(4)	Stock awards(4)	Total
William Ruckelshaus
Without cause/good reason (includes change in control)(5)	$400,000	$400,000	$20,496	$1,125,000	$659,400	$2,604,896
After significant corporate transaction – without cause(5)	$400,000	$900,000	$20,496	$1,800,000	$659,400	$3,779,896
After significant corporate transaction – good reason(5)	—	—	—	$1,125,000	$659,400	$1,784,400
Death	$100,000	$150,000	—	—	—	$250,000
Disability	$200,000	—	—	—	—	$200,000
Nikhil Behl
Termination payment	—	—	—	—	—	$0	(6)
David Binder
Termination payment	—	—	—	—	—	$0	(7)
Eric Emans
Without cause/good reason (includes change in control)(5)	$260,000	$156,000	$20,496	$289,738	$374,105	$1,100,339
Death	$65,000	$150,000	$5,124	—	—	$220,124
Disability	$130,000	—	—	—	—	$130,000
Michael Glover
Without cause/good reason (includes change in control)(5)	$230,000	$161,000	$18,708	$372,984	$416,911	$1,199,603
Death	$57,500	$150,000	—	—	—	$207,500
Disability	$115,000	—	—	—	—	$115,000
Stephen Hawthornthwaite
Termination payment	—	$230,000	—	—	$267,300	$497,300
Travis McElfresh
Good reason/change in control	$220,000	$55,000	$20,496	$245,703	$549,747	$1,090,946
Without cause	$220,000	$55,000	$20,496	—	—	$295,496
Death	$55,000	$150,000	$5,124	—	—	$210,124
Disability	$110,000	—	—	—	—	$110,000
Linda Schoemaker
Without cause(5)	$20,833	—	$3,416	—	—	$24,249
After change in control – without cause/good reason(5)	$31,250	—	$3,416	$385,550	$261,013	$681,229
Death	$31,250	$150,000	—	—	—	$181,250
Disability	$31,250	—	—	—	—	$31,250

(1)	With respect to change in control payments, the amount shown assumes payment of one-time annual salary for NEOs. With respect to termination by the Company without cause or termination by the employee for good reason, the amount shown assumes payment of one year’s annual salary for all NEOs. Payment is payable in a single lump sum. With respect to death and disability payments, the amount shown assumes payment of salary for 90 days and 180 days, respectively.

(2)	With respect to change in control and without cause, Other cash primarily consists of annual targeted bonuses. Payment is payable in a single lump sum. For Mr. Ruckelshaus, for termination without cause after a significant corporate transaction, Mr. Ruckelshaus would be entitled to a $500,000 lump-sum payment. The amount for Death includes a $150,000 life insurance policy payable upon death of employee. Mr. Hawthornthwaite received a $230,000 severance payment in the fourth quarter of 2011 per the terms of his employment agreement.
(3)	Consists of Company-paid insurance benefits.
(4)	The value of the option awards and RSUs that vest is based on the closing price of our common stock on December 31, 2011, which was $10.99 per share, except for Mr. Hawthornthwaite’s which is based on the closing price of our common stock on October 28, 2011, which was $8.91 per share, for the 30,000 RSUs that had their vesting accelerated per the terms of the Hawthornthwaite Agreement.
(5)	Termination without cause or termination by employee with good reason as defined in each NEO’s employment agreement.
(6)	As part of the sale of Mercantila Acquisition LLC, Mr. Behl voluntarily waived any severance that he would have been due under his employment agreement.
(7)	Mr. Binder voluntarily terminated his agreement and thus was not entitled to any severance under his employment agreement.

The following sections describe and explain the specific circumstances that would trigger the amounts set forth in the table above for the executives who were employed by the Company at the end of 2011.

Termination Without Cause/Quit for Good Reason.    Under the agreements in place at the end of 2011 for Mr. Emans, Mr. Glover, Mr. McElfresh, and Ms. Schoemaker, these NEOs receive similar benefits if their employment is terminated by InfoSpace without cause or, with the exception of Ms. Schoemaker, by the executive for good reason. In either circumstance, the executive is entitled to severance benefits of a one-time “lump-sum” payment of a percentage of their then-current annual salary (100% for Mr. Emans, Mr. Glover, and Mr. McElfresh, and sixty days for Ms. Schoemaker), a portion of their annual targeted bonus (100% for both Mr. Emans and Mr. Glover, 50% for Mr. McElfresh, and any bonus due within sixty days for Ms. Schoemaker), and Company-paid COBRA insurance benefits for up to 12 months from the termination date for Mr. Emans, Mr. Glover, and Mr. McElfresh or a lump some payment for the value of 2 months of COBRA insurance benefits for Ms. Schoemaker. Mr. Emans, Mr. Glover, and Mr. McElfresh each have 12 months to exercise his vested stock options. Mr. McElfresh would receive acceleration of vesting of 50% of his unvested stock options and RSUs only in the event of a quit for good reason; Mr. Emans and Mr. Glover would receive such acceleration under both circumstances. In general (with a few minor variations set forth in each NEO’s employment agreement), “cause” is defined as (i) misconduct that is criminal, fraudulent, or a violation of the Company’s Code of Conduct and Ethics, (ii) a breach of the NEO’s fiduciary duties, or (iii) a failure to diligently perform the NEO’s job duties, and “good reason” is defined as (a) a request to relocate more than 25 miles, (b) a material breach of the NEO’s employment agreement, or (c) a material adverse change to the NEO’s base compensation, duties, title, facilities, perquisites, or benefits.

Change in Control.    In the event of a change of control, the payments set forth in “Termination Without Cause/Quit for Good Reason” will apply for Mr. Emans, Mr. Glover, and Mr. McElfresh. Ms. Schoemaker will receiver similar benefits, except that they will apply to Quit for Good Reason as well as Termination without Cause, she will receive ninety days of her current annual salary rate instead of sixty, and she will receive acceleration of all of her unvested stock options and RSUs. Change of Control is defined as any of the following: (i) Acquisition of 50% of the voting power of the Company’s outstanding securities by any person or through a merger or acquisition of the Company, (ii) approval by the stockholders of liquidation of the Company, (iii) a sale of the Company, or substantially all of its assets, or (with the exception of Ms. Schoemaker’s agreement) (iv) a change in composition, within a two-year period, of the Board of Directors in which a majority of the Board of Directors is replaced by directors that were not elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors.

Death.    Under the agreements in place at the end of 2011 for Mr. Emans, Mr. Glover, Mr. McElfresh, and Ms. Schoemaker, in the event of the NEO’s death during the term of the employment agreement, such NEO’s estate is entitled to severance benefits of 100% of his or her then-current annual salary for 90 days. The estates of Mr. Emans, Mr. Glover, and Mr. McElfresh are also entitled to the right to exercise the executive officer’s then-vested options from one year following the executive officer’s death, and Company-paid COBRA health insurance benefits for 90 days.

Disability.    Under the agreements in place at the end of 2011 for the NEOs, in the event of such NEO’s termination of employment with the Company due to disability (defined as an inability to perform his or her duties for 180 days in any one year period), each of Mr. Emans, Mr. Glover, and Mr. McElfresh, are entitled to continuing payments of his base salary until the earlier of eligibility for long-term disability payments under the Company’s group disability policy or 180 days following termination, and Ms. Schoemaker is entitled to a one-time “lump-sum” payment of 90 days of her then-current annual salary.

Severance Arrangements with William Ruckelshaus.    Mr. Ruckelshaus’s employment agreement differs from the agreements of the other NEOs in several significant ways. If Mr. Ruckelshaus’s employment is terminated by InfoSpace without cause (cause is defined as criminal, fraudulent, or Company Code of Conduct and Ethics related misconduct; a breach of the NEO’s fiduciary duties; or a failure to diligently perform the NEO’s job duties) or by Mr. Ruckelshaus for good reason (generally defined as a material reduction of his authority, duties, or title at any time; a substantial reduction in the facilities available to him within 12 months following a change in control; a material reduction to his base salary or target bonus at any time; a material reduction in the kind or level of benefits available within 12 months after a Change in Control; the requirement that he relocate his work location by more than 25 miles at any time; or a material breach of his employment agreement at any time), Mr. Ruckelshaus is entitled to severance benefits of a one-time “lump-sum” payment of 100% of his then-current annual salary and 100% of his annual targeted bonus, acceleration of vesting of 100% of the MSUs granted in his employment agreement, 500,000 of the 800,000 options granted concurrent with the effective date of his employment agreement if the agreement terminates less than one year from the effective date, full vesting of those 800,000 options granted if the employment agreement terminates more than one year from its effective date, and a one-time “lump-sum” payment equal to the cost of twelve months of Company-paid COBRA insurance benefits. In the event of termination without cause less than one year after a significant corporate transaction, as defined in his employment agreement, Mr. Ruckelshaus is entitled to the same benefits listed above, except that there will be an acceleration of vesting of 100% of all stock options, and an additional lump-sum payment of $500,000 if the termination date is before January 3, 2012. In the event of termination for good reason less than one year after a significant corporate transaction, as defined in his employment agreement, Mr. Ruckelshaus is entitled to acceleration of vesting of 100% of all MSU awards, and a portion of the options granted concurrent with the effective date of his employment, which options would be exercisable for up to two years after the termination date. In the event of Mr. Ruckelshaus’s death during the term of the agreement, his estate is entitled to severance of a one-time “lump-sum” payment of 90 days of his then-current annual salary. In the event of Mr. Ruckelshaus’s termination of employment with the Company due to disability during the term of the agreement, he is entitled to severance of a one-time “lump-sum” payment of 180 days of his then-current annual salary.

Required Release.    Prior to receiving severance for any termination, an NEO is required to sign the Company’s standard release, which includes, among other terms, a confidentiality provision with an unlimited duration, a non-competition provision with one-year duration, and a non-solicitation provision with a one-year duration.

Acceleration of 1996 Plan Equity.    Except as explained below, under the 1996 Plan, any outstanding equity award terminates upon a change of control (as defined in the 1996 Plan). The equity award does not terminate, however, if the equity award is assumed or substituted by the successor corporation or its parent company. Regardless of whether the equity award is assumed or substituted by the successor corporation or its parent company, to the extent permitted by law, 25% of unvested equity awards vest immediately prior to a change of control transaction. If the equity awards are not assumed or substituted with equity awards providing substantially equal value and substantially similar provisions, then an additional 25% of unvested equity awards will vest immediately prior to a change of control transaction. Additionally, the Company’s employment agreements with the NEOs provide for some or full acceleration of vesting of all equity awards held by the NEO upon a change of control, termination of employment of the executive officer by us or our successor if such termination was not for cause or was by the executive for good reason, as well as in some cases upon termination due to disability or upon the death of the executive. The Compensation Committee retains discretionary authority at any time, including immediately prior to or upon a change of control, to accelerate the exercisability of any award, the end of a performance period, or the termination of any restriction period.

EQUITY COMPENSATION PLANS

During 2011, certain executive officers and directors received benefits under the 1996 Plan. Our stockholders have approved the 1996 Plan and the 1998 Employee Stock Purchase Plan.

At December 31, 2011, of the plans not approved by stockholders described in the table below, only the 2001 Nonstatutory Stock Option Plan (the “2001 Plan”) had shares available for future issuance. All plans are described in detail in “Note 5: Stockholders’ Equity” in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2011.

The following table provides certain information regarding the Company’s equity compensation plans as of December 31, 2011:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights		(b) Weighted-average exercise price of outstanding options, warrants, and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders(2)	4,653,977	(3)	$11.98	6,739,791	(4)
Equity compensation plans not approved by stockholders(5)	81,550		$25.53	1,712,718

Total	4,735,527		$12.26	8,452,509

(1)	Consists of the weighted-average exercise price of outstanding options, as no warrants or rights other than options are currently outstanding.
(2)	Includes shares issuable under the 1996 Plan and our 1998 Employee Stock Purchase Plan.
(3)	Consists of 3,885,747 shares of common stock issuable upon exercise of outstanding options, 614,480 shares of common stock issuable upon vesting of RSUs, and 153,750 shares of common stock issuable upon vesting of a maximum of 153,750 earned MSUs granted under the 1996 Plan.
(4)	Includes 6,214,667 shares available for future grant under the 1996 Plan and 525,124 shares available for future grant under the 1998 Employee Stock Purchase Plan.
(5)	Includes 76,550 shares issuable upon exercise of outstanding options under the 2001 Plan. There are 1,712,718 shares remaining available for future grants under such plan. Also includes 5,000 shares issuable upon exercise of outstanding options under the InfoSpace, Inc. Switchboard Incorporated Stock Incentive Plan, which was assumed in connection with the acquisition of Switchboard in 2004.

TRANSACTION OF OTHER BUSINESS

The Board of Directors of InfoSpace is unaware of any other matters to be submitted at the meeting. If any other matters come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Any stockholder proposal intended to be included in the Company’s Proxy Statement and form of proxy for the 2013 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act) must be received by the Company at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004 no later than December 26, 2012 and must otherwise be in compliance with applicable SEC rules.

Any director nomination or stockholder proposal of other business intended to be presented for consideration at the 2013 annual meeting of stockholders, but not intended to be considered for inclusion in the Company’s Proxy Statement and form of proxy for such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must be received in a timely manner and otherwise in accordance with the Company’s Bylaws and related policies and procedures. In particular, our Bylaws establish that nominations for the election of directors or proposals of other business may be made by any stockholder entitled to vote who has delivered written notice to the Corporate Secretary of InfoSpace not fewer than 60 days nor more than 90 days in advance of the annual meeting, which notice must contain the information specified in the Bylaws concerning the nominees and concerning the stockholder proposing such nominations. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholders must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. Further information regarding nomination of directors is disclosed above in the descriptions of the Nominating and Governance Committee and of the Director Nomination Process under the heading “Board of Directors and Committee Information.”

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with the requirements of our Bylaws or any applicable laws or regulations. A copy of the full text of our Bylaws is available on our company website at www.infospaceinc.com or may be obtained by writing to the Corporate Secretary of InfoSpace. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to InfoSpace’s principal executive offices at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, Attention: Corporate Secretary.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2011, is being furnished together with this Proxy Statement. The Annual Report to Stockholders is also available on our company website at www.infospaceinc.com. Upon written request by any stockholder to Linda Schoemaker, the Corporate Secretary of InfoSpace, at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, a copy of the Annual Report to Stockholders will be furnished without charge, and a copy of any or all exhibits to the Annual Report on Form 10-K will be furnished for a fee that will not exceed our reasonable expenses in furnishing those exhibits. Our SEC filings also are available to the public at the SEC’s website at http://www.sec.gov.

By Order of the Board of Directors,

Linda Schoemaker General Counsel and Secretary

Bellevue, Washington

April 25, 2012

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting Instructions and for electronic delivery of Information up until 11:59 P.M. Eastern Time on May 30,2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

INFOSPACE, INC.

601 108TH AVE, NE

SUITE 1200

BELLEVUE, WA 98004

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

You would like to reduce the costs incurred by Infospace, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE -1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 30,2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors Nominees

01 John E. Cunningham, IV

02 William J. Ruckelshaus

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5. For Against Against

2. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2012.

3. Proposal to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Proxy Statement.

4. Proposal to approve an amendment to the Company’s Restated Certificate of Incorporation to change the Company’s name to Blucora, Inc.

5. Proposal to approve an amendment to the Company’s Restated Certificate of Incorporation to eliminate the old common stock from the Company’s authorized capital stock.

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

ID

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

INFOSPACE, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 31, 2012

2:00 p.m.

InfoSpace Corporate Headquarters

601 108th Ave NE, Suite 1200

Bellevue, WA 98004

YOUR VOTE IS IMPORTANT!

You can vote by promptly returning your completed proxy card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS

INFOSPACE, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 31,2012

The undersigned stockholder(s) of InfoSpace, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders dated April 25, 2012 and Proxy Statement dated April 25, 2012, and hereby appoints Eric Emans and Linda Schoemaker, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Info Space, Inc. to be held on May 31, 2012 at 2:00 p.m., local time, at the principal offices of InfoSpace, Inc, located at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, and at any postponement or adjournment thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

The shares represented by this proxy will be voted in accordance with the specifications made. If no specification is made, the shares represented by this proxy will be voted “for” the persons and proposals in Proposals One, Two, Three, Four, and Five. If any other matters properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof, the persons named in this proxy will vote in their discretion.

Continued and to be signed on reverse side